Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 3, 2012

among

PAN-ASIA iGATE SOLUTIONS,

as Borrower,

DBS BANK LTD., SINGAPORE,

as Administrative Agent,

and

THE OTHER LENDERS PARTY HERETO,

-i-

-ii-

-iii-

-iv-

Page
SCHEDULES

1	—	Signing Date Guarantors
1.01C	—	Excluded Subsidiaries
1.01D	—	Material Real Property
2.01	—	Term Commitment
5.06	—	Litigation
5.10(a)	—	Compliance with ERISA
5.11	—	Subsidiaries
10.02	—	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	—	Committed Loan Notice
B	—	Security Agreement (Mauritius)
C	—	Term Note
D	—	Security Agreement (Singapore)
E	—	Assignment and Assumption
F	—	Guaranty
G	—	[Reserved]
H	—	Security Agreement (US)
I	—	Pledge Agreement (US)
J	—	Pledge Agreement (Mauritius)
K	—	Secretary’s Certificate

-v-

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is dated as of April 3, 2012, among PAN-ASIA iGATE SOLUTIONS, a company incorporated under the laws of Mauritius (the “Borrower”), the banks, financial institutions and other institutional lenders party hereto (each, a “Lender”; together with any other person that becomes a Lender hereunder pursuant to Section 10.07, the “Lenders”), and DBS BANK LTD., SINGAPORE (“DBS Bank”), as administrative agent (or any successor appointed pursuant to Section 9.09, the “Administrative Agent”) for the Lenders and the other Secured Parties (each as hereinafter defined).

PRELIMINARY STATEMENTS

1. As of the date hereof, the Borrower owns approximately 82.4 % of the Equity Interests (as this and other capitalized terms used in these Preliminary Statements are defined in Section 1.01 below) of Patni Computer Systems Limited (the “Company”) and intends to acquire the remaining Equity Interests in the Company (the “Acquisition”).

2. The Borrower, the Lenders and the Administrative Agent have entered into that certain Credit Agreement dated as of March 8, 2012, (the “Initial Credit Agreement”) pursuant to which a Banker’s Guarantee in the amount of 9,569,059,625.80 Rupees was issued and a Term Loan in the amount of $5,500,000 was made.

3. The Borrower, the Lenders and the Administrative Agent desire to amend and restate the Initial Credit Agreement as provided herein.

4. The proceeds of Term Loans and Banker’s Guarantees will be used to finance the Acquisition and pay related fees and expenses.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that the Initial Credit Agreement be amended and restated, without novation, as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Indebtedness” means Indebtedness (a) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (b) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary or such acquisition or (c) of a Person at the time such Person merges with or into or consolidates or otherwise combines with an Obligor. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Subsidiary and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (c) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Acquisition” has the meaning specified in the preliminary statements of this Agreement.

“Administrative Agent” means, subject to Section 9.12, DBS, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.18.

“Apax” means Apax Partners LLP and funds or partnerships related, managed or advised by any of them or any Affiliate of any of them.

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Loans as notified to the Administrative Agent and the Borrower or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Section 3.01(e) and Section 3.02, be changed by such Lender upon 10 days’ prior written notice to the Administrative Agent and the Borrower; provided that for the purposes of the definition of “Excluded Taxes” and Section 3.01, any such change shall be deemed an assignment made pursuant to an Assignment and Assumption.

“Applicable Rate” means, during each period set forth below, a percentage per annum equal to that listed in the table below for the applicable period.

Period	Signing Date to and including the 15 month anniversary of the Signing Date	The day following the 15 month anniversary of the Signing Date to and including the 21 month anniversary of the Signing Date	The day following the 21 month anniversary of the Signing Date to and including the 27 month anniversary of the Signing Date
Rate	2.80%	3.00%	3.20%

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Associate” means (i) any Person engaged in a Similar Business of which the Loan Parties are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by an Obligor.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements” means the audited balance sheets of the Borrower for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010 and the related audited statements of income and cash flows of the Borrower for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010.

“Available Amount” means, in respect of any Banker’s Guarantee, at any time, the Dollar Equivalent of the maximum amount payable under such Banker’s Guarantee at such time (assuming compliance at such time with all conditions thereof).

“Banker’s Guarantee” means a guarantee in respect of banker’s guarantees denominated in Rupees and issued by DBS Bank Ltd., India.

“Banker’s Guarantee Advance” means, with respect to each Lender, such Lender’s funding of its participation in any Banker’s Guarantee in accordance with its Pro Rata Share.

“Banker’s Guarantee Credit Extension” means, with respect to any Banker’s Guarantee, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Banker’s Guarantee Expiration Date” means June 8, 2013.

“Banker’s Guarantee Fee” has the meaning specified in Section 2.03(g).

“Banker’s Guarantee Issuer” means DBS Bank.

“Banker’s Guarantee Notice” means an application and agreement for the issuance or amendment of a Banker’s Guarantee in the form from time to time in use by the Banker’s Guarantee Issuer.

“Board of Directors” means (a) with respect to the Borrower or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (b) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (c) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Borrower” has the meaning set forth in the recitals to this Agreement.

“Borrowing” means Loans made or continued on the same date and as to which a single Interest Period is in effect.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, Singapore and Mauritius are authorized or required by law to remain closed; provided that when used in connection with a Term Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) (a) United States dollars, Euro, or any national currency of any member state of the European Union or the Republic of India; or (b) any other foreign currency held by an Obligor in the ordinary course of business;

(2) securities issued or insured by the United States government, a member state of the European Union, the Republic of India or, in each case, any agency or instrumentality of thereof, or in respect of which the United States government, a member state of the European Union, the Republic of India or, in each case, any agency or instrumentality of thereof has a full and direct Guarantee Obligation (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any Lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100,000,000;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(6) readily marketable direct obligations issued by any state of the United States of America, any member of the European Union, the Republic of India or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of a rating agency reasonably acceptable to the Administrative Agent) with maturities of not more than two years from the date of acquisition;

(7) Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(8) bills of exchange issued in the United States, the Republic of India, or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(9) interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above; and

(10) for purposes of clause (2) of the definition of “Disposition”, the Marketable Securities portfolio owned by the Borrower and its Subsidiaries on the Signing Date.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Signing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Signing Date or (c) compliance by a Lender with any guideline, request or directive issued or made after the Signing Date by any central bank or other governmental or quasi-governmental authority(whether or not having the force of law); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued, in each case other than any rules, regulations, orders, requests, guidelines or directives thereunder that Lenders are required to comply with prior to the Signing Date.

“Change of Control” means: (a) iGate Corporation becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Signing Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Signing Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of iGate Corporation, (b) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of iGate Corporation and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders, (c) any Foreign Subsidiary holds any direct or indirect interest in the Borrower, (d) iGate Technologies Inc. ceases to hold, directly or indirectly, legally and beneficially, 100% of the Equity Interests in the Borrower, (e) iGate Holding Corporation ceases to hold, directly or indirectly, legally and beneficially, 100% of the Equity Interests in iGate Technologies Inc., and (f) iGate Corporation ceases to hold, directly or indirectly, legally and beneficially, 100% of the Equity Interests in iGate Holding Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and Treasury regulations promulgated thereunder.

“Collateral” means all of the Collateral referred to and as defined in the Collateral Documents.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) all Obligations shall have been unconditionally guaranteed by each Guarantor and the Administrative Agent shall have received from each Guarantor either (x) a counterpart of the guarantee in the Form of Exhibit F duly executed on behalf of such Person (the “Guarantees”), or (y) in the case of any Person that becomes a Guarantor after the Signing Date, a supplement to the Guarantee, in the form specified therein, duly executed and delivered on behalf of such Person;

(b) the Administrative Agent shall have received from the Borrower a duly executed counterpart of each Security Agreement;

(c) all outstanding Equity Interests of the Borrower (other than any Equity Interests constituting Excluded Assets) shall have been pledged pursuant to the Pledge Agreements and all actions required to perfect the security interest therein shall have been taken, including that the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; and

(d) in the event that any Obligor (other than the Borrower) shall grant any Lien on any of its assets to secure any Indebtedness, the Administrative Agent shall have received from such Obligor a security agreement, in form and substance reasonably satisfactory to the Administrative Agent, granting to the Administrative Agent, for the benefit of the Lenders, a Lien on such assets which is pari passu to any other Lien on such assets, and such other Obligor shall take all action required to perfect such Lien of the Administrative Agent; provided that the foregoing shall not apply to Liens (i) securing working capital facilities, (ii) securing capital leases, (iii) permitted under clause (12) of the definition of Permitted Liens, or (iv) for the benefit of lenders to a Foreign Subsidiary that is classified as a controlled foreign corporation within the meaning of Section 951(a) of the Code, or Liens on assets of, and Capital Stock representing more than 65% of the voting stock of, such Foreign Subsidiary

(e) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Collateral Documents, requirements of law or reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents and the other provisions of this Collateral and Guarantee Requirement shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording.

“Collateral Documents” means the Security Agreement (Mauritius), the New Security Agreement (Mauritius), Security Agreement (Singapore), Security Agreement (US), the Pledge Agreement (US), the Pledge Agreement (Mauritius), the New Pledge Agreement (Mauritius) and any other agreement entered into to grant or perfect a security interest in property as contemplated by the Collateral and Guarantee Requirement.

“Commitment” means a Term Commitment.

“Commitment Fee” means an amount per annum equal to 0.50%.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, or (b) a continuation of Term Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning set forth in the preliminary statements to this Agreement

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate attesting to the items described in Section 6.02 in form and substance satisfactory to the Administrative Agent.

“Consent and Ratification” means a consent by each Guarantor dated as of the date hereof in a form reasonably acceptable to the Administrative Agent.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization of deferred financing fees of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” for any period means the Consolidated Net Income for such period:

(1)	increased (without duplication) by the following, in each case (other than clause (h) to the extent deducted (and not added back) with respect to Consolidated Net Income:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted; plus

(b) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (w), (x) and (y) in clause (1) thereof); plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Senior Notes, the DBS Revolver, this Agreement and any Securitization Facility, and (ii) any amendment or other modification of the Senior Notes, the DBS Revolver, this Agreement and any Securitization Facility; plus

(e) the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost associated with establishing new facilities, including any one-time costs incurred in connection with acquisitions and costs related to the closure and/or consolidation of facilities;

(f) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Borrower as special items, less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to Apax to the extent otherwise permitted under the covenants described under Sections 7.06 and 7.07; provided, however that such fees do not exceed $2,500,000 per any consecutive four quarter period; plus

(h) the amount of net cost savings projected by the Borrower in good faith to be realized as a result of specified actions either taken or initiated prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized or expected to be realized prior to or during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been taken or initiated no later than eighteen months after the Signing Date, and (z) the aggregate amount of cost savings added pursuant to this clause (h) shall not exceed 10% of EBITDA for any period of four consecutive fiscal quarters; plus

(i) the amount of loss on sale of Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(j) management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of an Obligor or net cash proceeds of an issuance of Capital Stock of an Obligor (other than Disqualified Stock, Designated Preferred Stock or Excluded Contributions) solely to the extent that such Net Cash Proceeds are excluded from the calculation set forth in Section 7.06(c); plus

(k) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l) rent expense as determined in accordance with GAAP not actually paid in cash during such period (net of rent expense paid in cash during such period over and above rent expense as determined in accordance with GAAP); plus

(m) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Obligor Group; and

(n) net realized losses from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements;

(2)	decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Obligor Group; plus (c) any net realized income or gains from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements, plus (d) rent expense actually paid in cash during such period (net of rent expense paid in cash during such period in an amount equal to rent expense determined in accordance with GAAP) and

(3)	increased or decreased (without duplication) by, as applicable, any adjustments resulting for the application of Accounting Standards Codification Topic 460 or any comparable regulation.

“Consolidated Income Taxes” means taxes or other payments, including deferred taxes, based on income, profits or capital (including, without limitation, withholding taxes) and franchise taxes of any of the Obligor Group, whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees, and (z) interest with respect to Indebtedness of any Parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP; plus

(2) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Obligor Group determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to an Obligor as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by an Officer of the Borrower (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2)	solely for the purpose of determining the amount available for Restricted Payments under Section 7.06(3)(i) any net income (loss) of any Restricted Subsidiary (other than Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than restrictions that have been waived or otherwise released), except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)	any net after tax gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Obligor Group (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Borrower);

(4)	any net after tax extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(5)	the cumulative effect of a change in accounting principles;

(6)	any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions;

(7)	all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net after tax gain (loss) from any write-off or forgiveness of Indebtedness or Hedging Obligations or other debt instruments;

(8)	any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of (i) any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies or (ii) the Obligor Group owing to the Obligor Group;

(10)	any purchase accounting effects, net of taxes, including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Obligor Group), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(11)	any goodwill or other intangible asset impairment charge or write-off;

(12)	solely for the purpose of determining the amount available for Restricted Investments (but not other Restricted Payments) under Section 7.06(3)(i) (x) only to the extent not otherwise added back to Consolidated Net Income, depreciation and amortization expense to the extent in excess of capital expenditures on property, plant and equipment and (y) Consolidated Income Taxes to the extent in excess of cash payments made in respect of such Consolidated Income Taxes; and

(13)	accruals and reserves that are established within twelve months after the release date of the escrow proceeds under the documentation in respect of the Senior Notes in accordance with GAAP shall be excluded.

“Consolidated Priority Debt” means, at any date of determination, the sum, without duplication, of (1) the aggregate outstanding Secured Indebtedness of the Obligor Group and (2) the aggregate outstanding Indebtedness for borrowed money of the Restricted Subsidiaries that are not Guarantors.

“Consolidated Priority Debt Leverage Ratio” means as of any date of determination, the ratio of (x) the aggregate outstanding Consolidated Priority Debt to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Borrower are available, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Indebtedness” means, as of any date of determination, (a) the aggregate amount of Indebtedness of the Obligor Group outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any acquisition permitted hereunder or other Investment permitted hereunder) consisting only of Indebtedness for borrowed money, unreimbursed obligations under letters of credit, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than Liens permitted by Section 7.01, excluding cash and Cash Equivalents to the extent the use thereof for the application to payment of Indebtedness is not prohibited by law or any contract to which an Obligor is a party).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facility” means, with respect to any Obligor, one or more debt facilities, indentures or other arrangements (including this Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under this Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee Obligations and collateral agreement, patent and trademark security agreement, mortgages or Banker’s Guarantee Notices and other Guarantee Obligations, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder; provided that such increase in borrowings is permitted by Section 7.03 or (4) otherwise altering the terms and conditions thereof.

“DBS Bank” has the meaning assigned to such term in the preamble to this Agreement.

“DBS Revolver” means the Credit Agreement dated as of May 10, 2011 among iGate Corporation, the Lenders party thereto, and DBS Bank, as Administrative Agent.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally and any general principles, reservations or qualifications as to matters of law set out in any legal opinion delivered in connection with a Loan Document, and includes, in the case of the Borrower, a winding up order by the Bankruptcy Division of the Supreme Court of Mauritius, by way of a voluntary winding up commenced by a resolution passed by the Borrower or by way of a resolution of creditors at a watershed meeting in accordance with the Insolvency Act 2009 of Mauritius.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the LIBOR Rate, plus (b) the Applicable Rate, plus (c) 2.0% per annum.

“Defaulting Lender” shall mean any Lender that has (a) failed to fund its portion of any Borrowing within one Business Day of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute between Borrower and such Lender related hereto, (b) notified Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within one Business Day after written request by tile Administrative Agent or Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute between Borrower and such Lender); provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent or Borrower, (d) otherwise failed to pay over to Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due (unless the subject of a good faith dispute), or (e) (i) become or is or has a direct or indirect parent company become or is insolvent or (ii) become or has a direct or indirect parent company that become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment (for the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority); provided that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to an SPC pursuant to Section 10.07(h). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Delisting Regulations” means the Securities and Exchange Board of India (Delisting of Equity Shares) Regulations 2009.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by an Obligor in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 7.05.

“Designated Preferred Stock” means, with respect to iGate Corporation, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to iGate Corporation or a Subsidiary of iGate Corporation or an employee stock ownership plan or trust established by iGate Corporation or any Subsidiary thereof for the benefit of their employees to the extent funded by iGate Corporation or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Borrower at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 7.08(3)(ii).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Borrower having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Borrower shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any options, warrants or other rights in respect of such Capital Stock.

“Disposition” means: (a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of an Obligor (other than Capital Stock) or any Restricted Subsidiaries (each referred to in this definition as a “disposition”); or (b) the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 7.03 or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions; in each case, other than:

(1) a disposition by an Obligor to another Obligor;

(2) a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3) a disposition of inventory or other assets in the ordinary course of business;

(4) a disposition of obsolete, surplus or worn out equipment or other assets or equipment or other assets that are not useful in the conduct of the business of any Obligor;

(5) transactions permitted under Section 7.04 or a transaction that constitutes a Change of Control;

(6) an issuance of Capital Stock by a Restricted Subsidiary to an Obligor or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7) any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Borrower) of less than $10,000,000;

(8) any Restricted Payment that is permitted to be made, and is made, under Section 7.06 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 7.05(c), asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9) dispositions in connection with Permitted Liens;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(12) foreclosure, condemnation or any similar action with respect to any property or other assets;

(13) the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary

(15) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than an Obligor) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(16) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(17) any disposition of Securitization Assets, or participations therein, in connection with any Qualified Securitization Financing;

(18) any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by an Obligor, including Sale and Leaseback Transactions and asset securitizations, permitted by this Agreement; and

(19) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)	is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Senior Notes or (b) the date on which there are no Senior Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require an Obligor to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 7.06; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of an Obligor or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Obligor or Subsidiary in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination, with respect to any amount to be denominated in Dollars in respect of a Banker’s Guarantee, the amount in Dollars of the respective payment under such Banker’s Guarantee or the amount of such Banker’s Guarantee as determined by the Administrative Agent on the basis of the Exchange Rate in effect on the date of determination.

“DSRA” means the debt service reserve account established by the Borrower with DBS Bank.

“DSRA Period” means the period of time from the earlier of (x) date of the Initial Borrowing or (y) the date of the initial issuance of a Banker’s Guarantee to the date that is six months after such earlier date.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than any Obligor and those Persons identified by the Borrower to DBS prior to the Signing Date in a written instrument acknowledged by the Administrative Agent as ineligible to be a Lender).

“Environmental Laws” means any and all Laws relating to pollution, the protection of the environment, natural resources or to the release of any Hazardous Materials into the environment, or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Obligor or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of Capital Stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Offering” means (x) a sale of Capital Stock of an Obligor (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of an Obligor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Obligor and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(a) of ERISA; (c) a complete or partial withdrawal by any Obligor or any ERISA Affiliate from a Multiemployer Plan, notification of any Obligor or ERISA Affiliate concerning the imposition of withdrawal liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA (or, after the effectiveness of the Pension Act, that is in endangered or critical status, within the meaning of Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate; or (g) on or after the effectiveness of the Pension Act, a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).

“Escrow Account” means an escrow account to be established with DBS Bank Ltd., India or Kotak Mahindra Bank Limited, as applicable.

“Escrow Agreement” means an escrow agreement that is reasonably acceptable to DBS Bank Ltd., India, and, if applicable, Kotak Mahindra Bank Limited.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means on any day for purposes of determining the Dollar Equivalent of any amount denominated in a currency other than Dollars, the rate at which such other currency may be exchanged into Dollars at approximately 12:00 noon, New York City time on such day as set forth on the Reuters World Currency Page for such currency, and, in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 12:00 noon, New York City time on such date for the purchase of Dollars for delivery two Business Days later;

provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Assets” means a percentage of the Capital Stock of the Borrower which represents an indirect interest in greater than 65.0% of the voting stock of the Company. For the avoidance of doubt, American Depositary Shares of the Company evidencing rights to the voting stock of the Company shall represent voting stock of the Company, and non-voting stock of the Company shall not constitute an Excluded Asset.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by an Obligor as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of such Obligor after the Signing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by an Obligor or any Subsidiary of an Obligor for the benefit of its employees to the extent funded by an Obligor) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Borrower, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Borrower.

“Excluded Subsidiary” means (a) each Subsidiary listed on Schedule 1.01C hereto, (b) any Subsidiary that is prohibited by applicable Law or contractual obligation from guaranteeing the Obligations, (c) any Immaterial Subsidiary, (d) any Subsidiary which would require consent, approval, license or authorization from a Governmental Authority to provide a Guarantee unless such consent, approval, license or authorization has been received or if such Subsidiary becoming a Guarantor would result in a material adverse tax consequence to the Borrower or any of their Subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in ay applicable jurisdiction) (as reasonably determined by the Borrower with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed)), and (e) any other Subsidiary with respect to which the Administrative Agent and the Borrower reasonably agree in writing that the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes” means (a) with respect to each Agent and each Lender, taxes (including any additions to tax, penalties and interest) imposed on its overall net income or net profits (including any franchise taxes imposed in lieu thereof) by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is resident or deemed to be resident, is organized, maintains an Applicable Lending Office, or carries on business or is deemed to carry on business to which such payment relates (other than a business deemed to arise solely from such person having executed, delivered, become party to, performed its obligations or received a payment under, enforced and/or engaged in activities contemplated by this Agreement or any other Loan Document), and (b) any withholding tax that is imposed on amounts payable to a Lender that would not have been imposed but for such Lender’s failure to comply with Section 3.01(f) or Section 3.09.

“Facility” means this Credit Agreement and the extension of credit hereunder.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate

(rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Amended and Restated Fee Letter dated as of the date hereof between the Borrower and DBS Bank, as amended, supplemented or otherwise modified from time to time.

“First Drawdown Percentage” has the meaning specified in Section 2.06(b).

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements are available to the Fixed Charges of such Person for four consecutive fiscal quarters. In the event that an Obligor Incurs, assumes, redeems, defeases, retires or extinguishes any Indebtedness or becomes subject to a Guarantee Obligation in respect of any Indebtedness (other than, in each case, Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, any Investment, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by an Obligor, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into an Obligor since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Borrower (including cost savings and synergies). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person for such period; (b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period; and (c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Obligor or any Subsidiary with respect to employees outside the United States.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is (a) a controlled foreign corporation within the meaning of Section 951(a) of the Code and (b) any subsidiary not described in clause (a) that has no material assets other than the Equity Interests of one or more subsidiaries described in clause (a).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Obligations with respect to Banker’s Guarantees other than Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in this Agreement, all ratios and calculations based on GAAP contained in this Agreement shall be computed in accordance with GAAP. At any time after the Signing Date, the Borrower may elect to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election; provided that any such election, once made, shall be irrevocable. At any time after the Signing Date, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement), including as to the ability of the Borrower to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that require the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent and the Lenders.

“Governmental Authority” means any nation, sovereign or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory, self-regulatory or administrative powers or functions of or pertaining to government, including a central bank or stock exchange.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee Obligations” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into primarily for purposes of assuring in any other manner the oblige of such Indebtedness of the payment thereof or to protect such oblige against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee Obligations” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantees” has the meaning specified in the definition of “Collateral and Guarantee Requirement.” The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means iGate Corporation, iGate Technologies Inc., iGate Inc., iGate Holding Corporation, any other subsidiary of iGate Corporation which from time to time holds, directly or indirectly, Equity Interests in the Borrower, but shall exclude any Foreign Subsidiaries of iGate Corporation and such Foreign Subsidiaries’ direct and indirect Subsidiaries.

“Guaranty” means, collectively, (a) the Guarantees and (b) each other guaranty and guaranty supplement delivered pursuant to the Collateral and Guarantee Requirement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“Hedging Obligations” means, with respect to any person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“Immaterial Subsidiary” means any Restricted Subsidiary that (i) has not guaranteed any other Indebtedness of the Borrower and (ii) has Total Assets (as determined in accordance with GAAP) and Consolidated EBITDA of less than 5.0% of the Borrower’s Total Assets and Consolidated EBITDA (measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the four quarters ended most recently for which internal financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or depositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary); provided that if all Immaterial Subsidiaries collectively have Total Assets and Consolidated EBITDA of 5.0% or more of the Borrower’s Total Assets and Consolidated EBITDA, then the Borrower shall take all action necessary or reasonably requested by the Administrative Agent as required pursuant to Section 6.11 with respect to such Restricted Subsidiaries such that the aggregate Total Assets and aggregate Consolidated EBITDA are less than 5.0% of the Borrower’s Total Assets and Consolidated EBITDA.

“Incur” means issue, create, assume, have any Guarantee Obligation in respect of, incur, extend or otherwise become directly or indirectly liable for, contingently or otherwise; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of indebtedness of such Person for borrowed money;

(2)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of payments thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)	Capitalized Lease Obligations of such Person;

(6)	the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower) and (b) the amount of such Indebtedness of such other Persons;

(8)	Guarantee Obligations of such Person in respect of the principal component of Indebtedness of other Persons; and

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement).

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee Obligation in respect thereof) which would be considered an operating lease under GAAP as in effect on the Signing Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantee Obligations in respect of such obligations) Incurred prior to the Signing Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of any revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, and (other than with respect to letters of credit or Guarantee Obligations or Indebtedness specified in the foregoing clauses (7), (8) or (9)) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	Contingent Obligations Incurred in the ordinary course of business;

(ii)	in connection with the purchase by an Obligor of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days; or

(iii)	for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Indenture” means the Indenture relating to the Senior Notes, dated as of April 29, 2011, between iGate Corporation as issuer, iGate Technologies, Inc., as guarantor and Wilmington Trust FSB as the trustee for the holders of the Senior Notes.

“Information” has the meaning specified in Section 10.08.

“Initial Commitment Reduction Date” has the meaning specified in Section 2.06(b).

“Initial Credit Agreement” has the meaning specified in the preliminary statements of this Agreement

“Initial Term Borrowing” means the initial borrowing of Term Loans or issuance of Banker’s Guarantees hereunder, as applicable.

“Interest Payment Date” means, as to any Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, as to each Term Loan, the period commencing on the date such Term Loan is disbursed or continued, and ending on the date one, two, three or six months thereafter, or to the extent available to each Lender of such Loan, nine or twelve months thereafter or, any earlier date as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee Obligation in respect of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If an Obligor or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by an Obligor or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Section 7.06:

(1)	“Investment” will include the portion (proportionate to iGate Corporation’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, iGate Corporation will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) iGate Corporation’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to iGate Corporation’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of iGate Corporation in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of iGate Corporation.

“Investment Grade Securities” means:

(1) securities issued or insured by the United States government or any agency or instrumentality thereof, or in respect of which the United States government or any agency or instrumentality of thereof has a full and direct Guarantee Obligation (other than, in each case, Cash Equivalents);

(2) securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3) debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by another Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries; and

(4) investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“IP Rights” has the meaning specified in Section 5.14.

“Issuer Documents” means with respect to any Banker’s Guarantee, the Banker’s Guarantee Notice, and any other document, agreement and instrument entered into between the Banker’s Guarantee Issuer and the Borrower (or any Subsidiary) or in favor of the Banker’s Guarantee Issuer and relating to such Banker’s Guarantee.

“Judgment Currency” has the meaning specified in Section 10.18.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“LIBOR Rate” means, in relation to any Loan or Unpaid Sum, (a) the applicable Screen Rate or (b) if no Screen Rate is available, or the Screen Rate is zero or negative, for US Dollars for the Interest Period of that Loan or Unpaid Sum, the rates (rounded upwards to four decimal places) quoted by the Administrative Agent or an Affiliate thereof to leading banks in the London interbank market, as of 11:00 a.m. (London time) on the Quotation Day for which an interest rate is to be determined for the offering of deposits in US Dollars and for a period comparable to the Interest Period for that Loan or Unpaid Sum.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter and (f) the Issuer Documents, in each case as amended.

“Loan Parties” means, collectively, (a) the Borrower, and (b) each other Guarantor.

“Management Advances” means loans or advances made to, or Guarantee Obligations in respect of loans or advances made to, directors, Officers, employees or consultants of any Parent or Obligor not exceeding $5,000,000 in the aggregate outstanding at any time:

(1)	(a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Borrower, its Subsidiaries or any Parent with (in the case of this sub-clause (b)) the approval of the Board of Directors;

(2)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3)	other loans, advances or Guarantee Obligations.

“Marketable Securities” means:

(1) securities issued or insured by the United States government, a member state of the European Union, the Republic of India or, in each case, any agency or instrumentality thereof, or in respect of which the United States government, a member state of the European Union, the Republic of India or, in each case, any agency or instrumentality thereof has a full and direct Guarantee Obligation (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(2) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any Lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100,000,000;

(3) repurchase obligations for underlying securities of the types described in clauses (1) and (2) entered into with any bank meeting the qualifications specified in clause (4) below;

(4) commercial paper and corporate bonds rated at the time of acquisition thereof at least “AA” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof; provided that at no time shall the aggregate amount of such commercial paper held in the Marketable Securities portfolio required to be held pursuant to Section 6.17 comprise more than 15% of such portfolio;

(5) readily marketable direct obligations issued by any state of the United States of America, any member of the European Union, the Republic of India or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of a rating agency reasonably acceptable to the Administrative Agent) with maturities of not more than two years from the date of acquisition; and

(6) interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Obligor Group, taken as a whole, (b) a material adverse effect on the ability of the Obligor Group (taken as a whole) to perform their respective payment obligations under any Loan Document to which any Obligor is a party, (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document or the Administrative Agent’s ability to realize upon the Collateral (other than any Collateral that has a nominal value) or (d) a material impairment of the priority of the Liens of the Administrative Agent with respect to the Collateral (other than any Collateral that has a nominal value) as a result of the action or failure to act on the part of any Obligor.

“Material Real Property” means any real property owned by any Obligor with a book value in excess of $2,000,000 and each parcel of real property listed on Schedule 1.01D.

“Material Subsidiary” means, at any date of determination, each Subsidiary of the Borrower that is not an Immaterial Subsidiary (but including, in any case, any Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Maturity Date” means June 8, 2014; provided that, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Merchant Banker” means Kotak Mahindra Capital Company Limited.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or any ERISA Affiliate makes or is obligated to make contributions, or during the period since January 1, 2003, has made or been obligated to make contributions.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 of the Securities Act.

“Net Available Cash” from a Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Disposition;

(3)	all distributions and other payments required to be made to minority interest holders (other than any Parent, the Borrower or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Disposition; and

(4)	the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Disposition and retained by the an Obligor after such Disposition.

“Net Cash Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event (but excluding any proceeds received from any Obligor), including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any reasonable interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, and (iv) any cash received in respect of any sale or issuance of Capital Stock minus (b) the sum of (i) all reasonable fees, commissions, costs and out-of-pocket expenses actually Incurred by any Obligor to third parties in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by any Obligor as a result of such event to repay Indebtedness (other than Term Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by any Obligor in respect of such event, and (iv) the amount of any reserves established by any Obligor to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Responsible Officer), provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Obligor at such time of Net Cash Proceeds in the amount of such reduction.

“New Pledge Agreement (Mauritius)” means a Mauritius law pledge agreement from the Borrower to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

“New Security Agreement (Mauritius)” means a Mauritius law security agreement from the Borrower to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

“Non-Consenting Lender” has the meaning specified in Section 3.07(c).

“Non-Guarantor” means any Subsidiary that is not a Guarantor.

“Note” means a Term Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Obligor Group under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (i) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or any other Subsidiary under any Loan Document and (ii) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Obligor” and “Obligor Group” mean, individually or collectively, as the case may (a) the Borrower, (b) each other Guarantor, and (c) any Restricted Subsidiary of any Guarantor.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Agreement by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to Term Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date, and (b) with respect to Banker’s Guarantees on any date, the Available Amount of Banker’s Guarantees on such date after giving effect to any Banker’s Guarantee Credit Extension occurring on such date and any other changes in the aggregate Available Amount of Banker’s Guarantees on such date.

“Packing Credit Facility” means the revolving packing credit facility, as described in and pursuant to the terms of the Facility Letter, dated as of April 1, 2011, between iGATE Global Solutions Limited and Standard Chartered Bank, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any related Guarantee Obligations and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder); provided that such increase in borrowings is permitted by Section 7.03 in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Packing Credit Facility or one or more successors to the Packing Credit Facility or one or more new credit agreements.

“Parent” means any Person of which iGate Corporation at any time is or becomes a Subsidiary after the Signing Date.

“Participant” has the meaning specified in Section 10.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or any ERISA Affiliate or to which any Obligor or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time since January 1, 2003.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash or Cash Equivalents between an Obligor and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 7.05.

“Permitted Holders” means, collectively, (1) Apax, (2) any one or more Persons whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with (and as defined in) the requirements of the Indenture and Affiliates of such Persons, (3) Senior Management, (4) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or Obligor, acting in such capacity, and (5) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Apax and Senior Management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of iGate Corporation.

“Permitted Investment” means (in each case, by an Obligor):

(1)	Investments in (a) an Obligor (including the Capital Stock of any such Obligor) or (b) a Person (including the Capital Stock of any such Person) that is engaged in a Similar Business that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)	Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, an Obligor;

(3)	Investments in Cash Equivalents or Investment Grade Securities;

(4)	Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(5)	Management Advances;

(6)	Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to an Obligor, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(7)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including a Disposition;

(8)	Investments existing or pursuant to agreements or arrangements in effect on the Signing Date and any modification, replacement, renewal or extension thereof, provided that the amount of any such Investments may not be increased;

(9)	Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 7.03;

(10)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of $50,000,000 and 2.5% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of the covenant described in Section 7.06(c) any amounts applied pursuant to clause (c) of the first paragraph of such covenant); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under the foregoing clause (1) or (2) and shall not be included as having been made pursuant to this clause (10);

(11)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 7.01;

(12)	any Investment to the extent made using Capital Stock of an Obligor (other than Disqualified Stock) or Capital Stock of any Parent (other than Disqualified Stock) as consideration;

(13)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 7.07 (except those described in clauses (1), (3), (5), (7), (8), (11) and (13) of such Section);

(14)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Agreement;

(15)	(i) Guarantee Obligations in respect of Indebtedness of an Obligor not prohibited by Section 7.03 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations incurred by an Obligor that are permitted by this Agreement;

(16)	Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement;

(17)	Investments of a Subsidiary acquired after the Signing Date or of an entity merged into or consolidated with an Obligor after the Signing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18)	Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(19)	contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower; and

(20)	any transaction to the extent constituting an Investment in connection with any disposition of Capital Stock of a Subsidiary pursuant to Indian regulatory or shareholding requirements, including, without limitation, the ability to invest proceeds received from the disposition of such Capital Stock to create an escrow account, the ability to pass the control of such escrow account to a third party and the entry into put or call arrangements with third parties.

“Permitted Liens” means, with respect to any Person:

(1)	pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(3)	Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(4)	Liens in favor of the Borrower of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of any Obligor in the ordinary course of its business;

(5)	encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way,

sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of any Obligor or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of any Obligor;

(6)	Liens on assets or property of any Obligor securing Hedging Obligations permitted under this Agreement;

(7)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(8)	Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(9)	Liens to secure Indebtedness permitted by Section 7.03;

(10)	Liens that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and Cash Management Services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Obligor or (iii) relating to purchase orders and other agreements entered into with customers of any Obligor in the ordinary course of business;

(11)	Liens existing on the Signing Date;

(12)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time an Obligor or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into any Obligor or Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided, further, that the Acquired Indebtedness in respect of such Liens is permitted under Section 7.03(l);

(13)	Liens on assets or property of any Obligor securing Indebtedness or other obligations of such Obligor owing to another Obligor, or Liens in favor of an Obligor;

(14)

Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Agreement; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(15)	(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which an Obligor has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18)	Liens on escrowed proceeds in respect of the Senior Notes for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(19)	Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, or liens over cash accounts securing cash pooling arrangements;

(20)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(21)	Liens on Capital Stock or other securities of an Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(22)	any security granted over the marketable securities portfolio described in clause (9) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(23)	Liens on equipment of an Obligor and located on the premises of any client or supplier in the ordinary course of business;

(24)	Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Agreement;

(25)	Utility and other similar deposits made in the ordinary course of business; and

(26)	Liens in connection with any disposition of Capital Stock of a Subsidiary pursuant to Indian regulatory or shareholding requirements, including, without limitation, the ability to invest proceeds received from the disposition of such Capital Stock to create an escrow account, the ability to pass the control of such escrow account to a third party and the entry into put or call arrangements with third parties.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness.

“Permitted Payment” means:

(a)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice, such payment would have complied with the provisions of this Agreement;

(b)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of iGate Corporation (other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of iGate Corporation; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of Marketable Securities, from such sale of Capital Stock or such contribution will be excluded from Section 7.06(3);

(c)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 7.03;

(d)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of an Obligor made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of an Obligor that, in each case, is permitted to be Incurred pursuant to Section 7.03, and that in each case, constitutes Refinancing Indebtedness;

(e)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness:

(i)	from Net Available Cash to the extent permitted under Section 7.05;

(ii)	to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of any event described therein as a “change of control”;

(iii)	consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by an Obligor or (B) otherwise in connection with or contemplation of such acquisition);

(f)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of iGate Corporation or any of its Parents held by any future, present or former employee, director or consultant of any Obligor, any Subsidiary, or any of their Parents (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause do not exceed $5,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $10,000,000 in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(i)	the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of iGate Corporation and, to the extent contributed to the capital of iGate Corporation (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Capital Stock of any iGate Corporation’s Parents, in each case to members of management, directors or consultants of an Obligor, any Subsidiary or any of their Parents that occurred after the Signing Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 7.06(3); plus

(ii)	the cash proceeds of key man life insurance policies received by any Obligor after the Signing Date; less

(iii)	the amount of any Restricted Payments made in previous calendar years pursuant to clauses (a) and (b) of this clause;

and provided further that cancellation of Indebtedness owing to any Obligor from members of management, directors, employees or consultants of any Obligor or any of their Parents in connection with a repurchase of Capital Stock of iGate Corporation or any of its Parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(g)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with Section 7.03;

(h)	purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(i)	payments by iGate Corporation, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of iGate Corporation or any Parent in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(j)	Restricted Payments that are made with Excluded Contributions;

(k)	the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock of iGate Corporation issued after the Closing Date; provided, however, that the amount of all dividends declared or paid pursuant to this clause shall not exceed the Net Cash Proceeds received by iGate Corporation or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution of iGate Corporation), from the issuance or sale of such Designated Preferred Stock;

(l)	dividends or other distributions of Capital Stock of, or Indebtedness owed to an Obligor by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash and Cash Equivalents);

(m)	so long as no Default or Event of Default has occurred and is continuing (or would result from), Investments in joint ventures and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $50,000,000 and 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(n)	distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing; and

(o)	any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any Parent of iGate Corporation to permit payment by such parent of such amounts), in each case to the extent permitted by (or, in the case of a dividend to fund such payment, to the extent such payment, if made by the Borrower, would be permitted by) Section 7.07(5) or (12).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established by any Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement (Mauritius)” means a share pledge agreement in the form of Exhibit J hereto

“Pledge Agreement (US)” means a pledge agreement in the form of Exhibit I hereto.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prepayment Event” means:

(a) any sale or issuance of Capital Stock by iGate Corporation (other than any sale or issuance to employees or directors pursuant to employment arrangements in the ordinary course of business);

(b) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction and by way of merger or consolidation) of (i) any Collateral and (ii) other assets of any Obligor, except in the case of clauses (i) and (ii) for sales, transfers and dispositions to another Obligor, and except in the case of clause (ii) for sales, transfers or dispositions of assets by all Obligors with respect to which the aggregate Net Cash Proceeds do not exceed $35,000,000 during any calendar year;

(c) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Obligor;

(d) the prepayment of any other term loan facility (excluding any working capital facility) by any Obligor; or

(e) the issuance of dividends (including special dividends), any capital reductions or any share buybacks by the Company.

“Process Agent” has the meaning specified in Section 10.16.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the Facility at such time and the denominator of which is the amount of the Aggregate Commitments under the Facility at such time; provided that at any time any Term Lender shall be a Defaulting Lender, “Pro Rata Share” shall mean a fraction the numerator of which is each Lender’s Term Commitment and the denominator of which is the aggregate amount of the Term Commitments (disregarding any such Defaulting Lender’s Term Commitment). If the Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock) used or acquired in connection with the business of any Obligor, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of iGate Corporation shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Obligor Group, (ii) all sales of Securitization Assets and related assets by any Obligor to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Borrower), (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard

Securitization Undertakings and (iv) the Obligations under such Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to any Obligor (other than a Securitization Subsidiary). The grant of a security interest in any Securitization Assets of an Obligor (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement shall not be deemed a Qualified Securitization Financing.

“Quotation Day” means, with respect to any Interest Period, two (2) Business Days prior to the first day of such Interest Period.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date hereof or Incurred in compliance with this Agreement including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (a) if the Indebtedness being refinanced constitutes Subordinated Indebtedness, Disqualified Stock or Preferred Stock, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, the outstanding Loan and such Refinancing Indebtedness is subordinated to the outstanding Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced and if Disqualified Stock, Subordinated Indebtedness or Preferred Stock is being refinanced, such Refinanced Indebtedness shall be Disqualified Stock, Subordinated Indebtedness or Preferred Stock, as the case may be; (b) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs, expenses and fees Incurred in connection therewith) and (c) the maturity date of such Indebtedness being refinanced is not accelerated and the Weighted Average Life to Maturity of the Refinancing Indebtedness is not shorter than the Indebtedness being refinanced; provided, however, that Refinancing Indebtedness shall not include (x) Indebtedness of an Obligor that refinances Indebtedness of an Unrestricted Subsidiary or (y) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Borrower or a Guarantor.

“Register” has the meaning specified in Section 10.07(d).

“Reportable Event” means with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Borrowing” means with respect to a Borrowing, conversion or continuation of Term Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings, (b) reimbursement obligations in respect of the aggregate Available Amount under all outstanding Banker’s Guarantees, and (c) aggregate unused Term Commitments; provided that the unused Term Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender or Lenders that are the Sponsor or any of its Affiliates shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means (a) any director, the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Signing Date, any director, secretary or assistant secretary of a

Loan Party and (b) solely with respect to Requests for Borrowings, any other director, officer or employee of the applicable Loan Party so designated by any of the foregoing officers of such Loan Party in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 7.06.

“Restricted Subsidiary” means any Subsidiary of iGate Corporation other than an Unrestricted Subsidiary.

“Rupee” means lawful money of the Republic of India.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by an Obligor of any real or tangible personal property, which property has been or is to be sold or transferred by such Obligor to a third Person in contemplation of such leasing.

“Screen Rate” means in relation to the LIBOR Rate, the British Bankers Association Interest Settlement Rate for Dollars for the relevant period.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Commitment Reduction Date” has the meaning specified in Section 2.06(b).

“Second Drawdown Percentage” has the meaning specified in Section 2.06(b).

“Second Term Borrowing” means the borrowing of Term Loans or issuance of Banker’s Guarantees on the date hereof, as applicable.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.13.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Asset” means any accounts receivable subject to a Securitization Facility.

“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which an Obligor sells its Securitization Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells Securitization Assets to a person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold, and other fees paid to a person that is not a Restricted Subsidiary, in connection with any Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto and that is designated by the Borrower’s Board of Directors (as provided below) as a Securitization Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by an Obligor (excluding Guarantee Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates an Obligor (other than such Securitization Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of an Obligor (other than such Securitization Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which no Obligor (other than such Securitization Subsidiary) has any material contract, agreement, arrangement or understanding other than on terms not materially less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

(c)	to which no Obligor (other than such Securitization Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any designation of a Subsidiary as a Securitization Subsidiary shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the preceding conditions and was permitted by this Agreement.

“Security Agreement (Mauritius)” means a Security Agreement in the form of Exhibit B hereto.

“Security Agreement (Singapore)” means a Security Agreement in the form of Exhibit D hereto.

“Security Agreement (US)” means a Security Agreement in the form of Exhibit H hereto.

“Senior Management” means the officers, directors, and other members of senior management of the Borrower or any of its Subsidiaries, who on the Signing Date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of iGate Corporation or any Parent.

“Senior Notes” means the $770,000,000 aggregate principal amount of 9% Senior Notes due 2016 issued by iGate Corporation under the Indenture.

“Signing Date” means March 8, 2012.

“Similar Business” means (a) any businesses, services or activities engaged in by any Obligor or any of their Subsidiaries or any Associates on the Signing Date and (b) any businesses, services and activities engaged in by any Obligor or any of their Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Transaction” means, with respect to any period, any Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation or other event that by the terms of this Agreement requires “pro forma compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Sponsor” means each of Apax Partners, L.L.P. and its Affiliates and funds or partnerships managed by it or any of its Affiliates, but not including, however, any of their portfolio companies.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by an Obligor or any Subsidiary of an Obligor which iGate Corporation has determined in good faith to be customary in a Securitization Facility, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Signing Date or thereafter Incurred) which is expressly subordinated in right of payment to any Loans outstanding hereunder.

“Subsidiary” means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) any partnership, joint venture, limited liability company or similar entity of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of iGate Corporation.

“Successor Borrower” has the meaning specified in Section 7.04(a)(i).

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Loan Document.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Borrowing” means a borrowing consisting of Term Loans and having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Term Commitments of all Term Lenders shall be $265,000,000 on the date hereof, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Term Exposure” means, as to each Term Lender at any time, the outstanding principal amount of all Term Loans held by such Term Lender (or its Applicable Lending Office).

“Term Lender” means, at any time, any Lender that has a Term Commitment or that holds Term Loans at such time.

“Term Loan” has the meaning specified in Section 2.01 (and shall include Term Loans deemed made as provided in Section 2.03(c)(i).

“Term Loan Expiration Date” means September 8, 2013.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date.

“Threshold Amount” means $50,000,000.

“Total Assets” means, as of any date, the total consolidated assets of the Obligor Group on a consolidated basis, as shown on the most recent consolidated balance sheet of the Obligor Group, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction Expenses” means any fees or expenses incurred or paid by any Obligor in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the Acquisition, (b) the funding of the Initial Term Borrowing, (c) the consummation of any other transactions in connection with the foregoing, and (d) the payment of the fees and expenses incurred in connection with any of the foregoing.

“United States” and “U.S.” mean the United States of America.

“Unpaid Sum” means any sum due and payable but unpaid by a Loan Party under the Loan Documents.

“Unrestricted	Subsidiary” means:

(1)	any Subsidiary of iGate Corporation that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of iGate Corporation in the manner provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of iGate Corporation may designate any Subsidiary of iGate Corporation (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, iGate Corporation or any other Subsidiary of iGate Corporation which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)	such Subsidiary is not the Borrower or any Subsidiary of the Borrower; and

(3)	such designation and the Investment of the Borrower in such Subsidiary comply with Section 7.06.

Any such designation by the Board of Directors of iGate Corporation shall be evidenced to the Administrative Agent by filing with the Administrative Agent a resolution of the Board of Directors of iGate Corporation giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions.

The Board of Directors of iGate Corporation may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (1) no Default or Event of Default would result therefrom and (2) the Borrower or the relevant Restricted Subsidiary would be able to Incur such Indebtedness pursuant to Section 7.03, on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Board of Directors giving effect to such designation or an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (b) the sum of all such payments.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

Section 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time.

Section 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Currency Equivalents Generally.

(a) The equivalent of any amount in Dollars shall be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 12:00 noon (New York City time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 12:00 noon (New York City time) on such date for the purchase of Dollars for delivery two (2) Business Days later). Notwithstanding the foregoing, (i) for purposes of determining compliance with Article VII with respect to any amount of Indebtedness, Investment, Disposition or Restricted Payment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Investment, Disposition or Restricted Payment is incurred or made; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Investment, Disposition or Restricted Payment may be incurred or made at any time under such Sections.

(b) For purposes of determining Consolidated Total Indebtedness as of any date or Consolidated EBITDA for any Test Period, any amount in a currency other than Dollars will be converted to Dollars in a manner using the same weighted average exchange rates used in preparing the financial statements of iGate Corporation for such Test Period.

ARTICLE II

The Commitments and Borrowings

Section 2.01 The Loans. On the Signing Date, the Term Lenders made a Term Loan to the Borrower pursuant to the Initial Credit Agreement in the amount of $5,500,000, which amount may be reduced or increased pursuant to the terms of this Agreement. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make (or cause its Applicable Lending Office to make) additional loans denominated in US Dollars (each such loan, a “Term Loan”) from time to time, on any Business Day from and after the date hereof until the Term Loan Expiration Date; provided that after giving effect to any proposed Term Loan (a) the sum of the aggregate outstanding principal amount of Term Loans made by any individual Term Lender and such Term Lender’s ratable portion of the aggregate Available Amount of all outstanding Banker’s Guarantees shall not exceed the amount of such Lender’s Term Commitment and (b) the sum of the aggregate outstanding principal amount of all Term Loans and the aggregate Available Amount under all outstanding Banker’s Guarantees shall not exceed the Facility; provided, further, and notwithstanding any other provision to the contrary in this Agreement, the Lenders severally agree to ratably make a Term Loan to the Borrower upon not less than three (3) Business Days notice from the Borrower to the Administrative Agent (specifying the date and amount of the Term Loan and the duration of the initial Interest Period) upon the termination of a Banker’s Guarantee and in the Dollar Equivalent of the amount thereof, if the beneficiary of such Banker’s Guarantee provides written confirmation to the Administrative Agent, no later than the date of such notice, that such beneficiary will not request any payment under such Banker’s Guarantee after the date of such confirmation if it receives the proceeds of such Term Loan on the date such Term Loan is proposed to be made, and will thereafter promptly return such Banker’s Guarantee to the Banker’s Guarantee Issuer. Each Borrowing shall consist of Term Loans made simultaneously by Lenders ratably according to their Term Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing and each continuation of Term Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than noon, New York City time, five (5) Business Days prior to the requested date of any Borrowing of Term Loans or any conversion to or continuation of Term Loans (except for the notice of the Initial Term Borrowing, which may be delivered two (2) Business Days prior to the requested date of the Initial Term Borrowing). The Initial Term Borrowing shall be in a principal amount of at least $25,000,000 or a whole multiple of $1,000,000 in excess thereof, and each subsequent Borrowing or continuation of Term Loans shall be in a principal amount of at least $1,000,000, or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether a Term Borrowing or a continuation of Term Loans is requested, (ii) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, and (iv) the duration of the Interest Period with respect thereto. If the Borrower requests a Borrowing or continuation of Term Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Loans. In the case of each Borrowing, each Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent in immediately available funds in Dollars according to the relevant Committed Loan Notice, at the Administrative Agent’s Office on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in Dollars according to the relevant Committed Loan Notice, either by

(i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Term Loan may be continued, converted or prepaid only on the last day of an Interest Period for such Term Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term Loans upon determination of such interest rate. The determination of the LIBOR Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) Anything in subsection (a) to (d) above to the contrary notwithstanding, after giving effect to all Term Borrowings and all continuations of Term Loans, there shall not be more than fifteen (15) Interest Periods in effect for Term Borrowings.

Section 2.03 Banker’s Guarantees.

(a)	The Banker’s Guarantee Commitment.

(i) On the Signing Date, the Banker’s Guarantee Issuer issued a Banker’s Guarantee pursuant to the Initial Credit Agreement in the amount of 9,569,059,625.80 Rupees, which amount may be reduced or increased pursuant to the terms of this Agreement. Subject to the terms and conditions set forth herein, the Banker’s Guarantee Issuer agrees, from time to time on any Business Day during the period from the date hereof until the Banker’s Guarantee Expiration Date, to issue additional Banker’s Guarantees and to amend or extend Banker’s Guarantees previously issued by it, in accordance with Section 2.03(b); provided that no Banker’s Guarantee shall be issued or amended hereunder if, after giving effect to the issuance or amendment of the proposed Banker’s Guarantee, the aggregate Available Amount of all outstanding Banker’s Guarantees plus the aggregate outstanding principal amount of Term Loans would exceed the aggregate Term Commitment.

(ii) The Banker’s Guarantee Issuer shall not issue any Banker’s Guarantee if the expiry date of such requested Banker’s Guarantee would occur after the Banker’s Guarantee Expiration Date.

(iii) The Banker’s Guarantee Issuer shall not be under any obligation to issue any Banker’s Guarantee if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Banker’s Guarantee Issuer from issuing such Banker’s Guarantee, or any Law applicable to the Banker’s Guarantee Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Banker’s Guarantee Issuer shall prohibit the issuance of guarantees generally or such Banker’s Guarantee in particular or shall impose upon the Banker’s Guarantee Issuer with respect to the Banker’s Guarantee any restriction, reserve or capital requirement (for which the Banker’s Guarantee Issuer is not otherwise compensated hereunder) not in effect on the Signing Date, or shall impose upon the Banker’s Guarantee Issuer with respect to such Banker’s Guarantee any unreimbursed loss, cost or expense which was not applicable on the Signing Date and which the Banker’s Guarantee Issuer in good faith deems material to it;

(B) the issuance of such Banker’s Guarantee would violate one or more policies of the Banker’s Guarantee Issuer in place on the Signing Date and applicable to banker’s guarantees generally;

(C) except as otherwise agreed by the Administrative Agent and the Banker’s Guarantee Issuer, the initial Available Amount under such Banker’s Guarantee is less than $1,000,000;

(D) such Banker’s Guarantee is to be denominated in a currency other than Rupees; or

(E) such Banker’s Guarantee contains any provisions for automatic reinstatement of the amount thereof after any payment thereunder.

(iv) The Banker’s Guarantee Issuer shall not be under any obligation to amend any Banker’s Guarantee if (A) the Banker’s Guarantee Issuer would have no obligation at such time to issue such Banker’s Guarantee in its amended form under the terms hereof, or (B) the beneficiary of such Banker’s Guarantee does not accept the proposed amendment to such Banker’s Guarantee.

(v) The Banker’s Guarantee Issuer shall act on behalf of the Lenders with respect to any Banker’s Guarantees issued by it and the documents associated therewith, and the Banker’s Guarantee Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Banker’s Guarantee Issuer in connection with Banker’s Guarantees issued by it or proposed to be issued by it and Issuer Documents pertaining to such Banker’s Guarantees as fully as if the term “Administrative Agent” as used in Article IX included the Banker’s Guarantee Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Banker’s Guarantee Issuer.

(b)	Procedures for Issuance and Amendment of Banker’s Guarantees.

(i) Each Banker’s Guarantee shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Banker’s Guarantee Issuer (with a copy to the Administrative Agent) in the form of a Banker’s Guarantee Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Such Banker’s Guarantee Notice must be received by the Banker’s Guarantee Issuer and the Administrative Agent not later than 12:00 noon at least five (5) Business Days (or such later date and time as the Administrative Agent and the Banker’s Guarantee Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be (except for the notice of the initial issuance of a Banker’s Guarantee, which may be delivered two (2) Business Days prior to the proposed issuance of such requested Banker’s Guarantee). In the case of a request for an initial issuance of a Banker’s Guarantee, such Banker’s Guarantee Notice shall specify in form and detail reasonably satisfactory to the Banker’s Guarantee Issuer: (A) the proposed issuance date of the requested Banker’s Guarantee (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; and (D) such other matters as the Banker’s Guarantee Issuer may reasonably require. In the case of a request for an amendment of any outstanding Banker’s Guarantee, such Banker’s Guarantee Notice shall specify in form and detail reasonably satisfactory to the Banker’s Guarantee Issuer (1) the Banker’s Guarantee to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Banker’s Guarantee Issuer may reasonably require. Additionally, the Borrower shall furnish to the Banker’s Guarantee Issuer and the Administrative Agent such other documents and information pertaining to such requested Banker’s Guarantee issuance or amendment, including any Issuer Documents, as the Banker’s Guarantee Issuer or the Administrative Agent, as the case may be, may reasonably require.

(ii) Promptly after receipt of any Banker’s Guarantee Notice, the Banker’s Guarantee Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Banker’s Guarantee Notice from the Borrower and, if not, the Banker’s Guarantee Issuer will provide the Administrative Agent with a copy thereof. Unless the Banker’s Guarantee Issuer has received written notice from the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Banker’s Guarantee, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Banker’s Guarantee Issuer shall, on the requested date, issue a Banker’s Guarantee for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment. Immediately upon the issuance of each Banker’s Guarantee, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Banker’s Guarantee Issuer a risk participation in such Banker’s Guarantee in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Banker’s Guarantee.

(c)	Payments and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Banker’s Guarantee of any claim notice under such Banker’s Guarantee, the Banker’s Guarantee Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 12:00 noon, New York City time, on the date of any payment by the Banker’s Guarantee Issuer under a Banker’s Guarantee, the Borrower shall reimburse the Banker’s Guarantee Issuer in Dollars in an amount equal to the Dollar Equivalent of such payment. If the Borrower fails to reimburse the Banker’s Guarantee Issuer as provided above, each Lender, no later than one Business Day after notice thereof from the Administrative Agent, shall make a Banker’s Guarantee Advance to reimburse the Banker’s Guarantee Issuer in Dollars in an amount equal to the Dollar Equivalent of such Lender’s Pro Rata Share of the respective payment. The Borrower shall repay to each Lender that makes a Banker’s Guarantee Advance on the date thereof an amount equal to such Banker’s Guarantee Advance, and if the Borrower fails to pay such amount on such date, it shall pay interest to such Lender on demand until it pays such amount in full at a rate equal to the Default Rate on the unpaid portion of such amount. Any notice given by the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the Banker’s Guarantee Issuer at the Administrative Agent’s Office in an amount equal to its Bankers Guarantee Advance, not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent. The Administrative Agent shall remit all funds so received to the Banker’s Guarantee Issuer.

(iii) Each Lender’s obligation to make Banker’s Guarantee Advances to reimburse the Banker’s Guarantee Issuer for amounts drawn under Banker’s Guarantees, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Banker’s Guarantee Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of a Banker’s Guarantee Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Banker’s Guarantee Issuer for the amount of any payment made by the Banker’s Guarantee Issuer under any Banker’s Guarantee, together with interest as provided herein.

(iv) If any Lender fails to make available to the Administrative Agent for the account of the Banker’s Guarantee Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the Banker’s Guarantee Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Banker’s Guarantee Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Banker’s Guarantee Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Banker’s Guarantee Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Banker’s Guarantee Advance. A certificate of the Banker’s Guarantee Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(v) shall be conclusive absent manifest error.

(d)	Repayment of Participations.

(i) At any time after the Banker’s Guarantee Issuer has made a payment under any Banker’s Guarantee and has received from any Lender such Lender’s Banker’s Guarantee Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the Banker’s Guarantee Issuer any payment in respect of the related payment or interest thereon (whether directly from the Borrower or otherwise), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the Banker’s Guarantee Issuer pursuant to Section 2.03(c)(i) or Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Banker’s Guarantee Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the Banker’s Guarantee Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the Banker’s Guarantee Issuer for each payment under each Banker’s Guarantee and to repay Term Loans related thereto shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Banker’s Guarantee, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Banker’s Guarantee (or any Person for whom any such beneficiary or any such transferee may be acting), the Banker’s Guarantee Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Banker’s Guarantee or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Banker’s Guarantee proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a payment under such Banker’s Guarantee;

(iv) any payment by the Banker’s Guarantee Issuer under such Banker’s Guarantee against presentation of a certificate that does not strictly comply with the terms of such Banker’s Guarantee; or any payment made by the Banker’s Guarantee Issuer under such Banker’s Guarantee to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Banker’s Guarantee, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Banker’s Guarantee and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Banker’s Guarantee Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the Banker’s Guarantee Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of Banker’s Guarantee Issuer. Each Lender and the Borrower agree that, in paying any payment under a Banker’s Guarantee, the Banker’s Guarantee Issuer shall not have any responsibility to obtain any document (other than any certificates and documents expressly required by the Banker’s Guarantee) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Banker’s Guarantee Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Banker’s Guarantee Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Banker’s Guarantee or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Banker’s Guarantee; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Banker’s Guarantee Issuer, the Administrative Agent, or any of their respective Affiliates, participants or assignees of the Banker’s Guarantee Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e). In furtherance and not in limitation of the foregoing, the Banker’s Guarantee Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Banker’s Guarantee Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Banker’s Guarantee or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Banker’s Guarantee Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Banker’s Guarantee fee (the “Banker’s Guarantee Fee”) for each Banker’s Guarantee equal to 2.50% per annum times the Dollar Equivalent of the daily amount available to be paid under such Banker’s Guarantee. Banker’s Guarantee Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Banker’s Guarantee, on the Banker’s Guarantee Expiration Date and thereafter on demand and (ii) computed in arrears.

(h) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 2.04 [Reserved].

Section 2.05 Prepayments.

(a)	Optional Prepayments.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 noon, New York City time, five (5) Business Days prior to any date of prepayment of Term Loans; and (B) any prepayment of Term Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Pro Rata Share of such prepayment). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied to the Loans and installments thereof as directed by the Borrower and shall be paid to the Lenders in accordance with their respective Pro Rata Shares. At the Borrower’s election in connection with any prepayment pursuant to this Section 2.05, such prepayment shall not be applied to any Term Loan of a Defaulting Lender and shall be allocated ratably among the relevant non-Defaulting Lenders.

(ii) Notwithstanding anything to the contrary contained in this Agreement, a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(b)	Mandatory Prepayments.

(i) In the event and on each occasion of a Prepayment Event listed in clause (a) of the definition thereof, the Borrower shall, within five Business Days after the Net Cash Proceeds in respect thereof are received by the respective Obligor, prepay Term Loans in an aggregate amount equal to 33.33% of the amount of such Net Cash Proceeds.

(ii) In the event and on each occasion of a Prepayment Event listed in clause (b) of the definition thereof, the Borrower shall, within five Business Days after the Net Cash Proceeds in respect thereof are received by the respective Obligor, prepay Term Loans in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds, provided that, in the case of any event described in clause (b)(ii) of the definition of Prepayment Event, if the Obligor applies the Net Cash Proceeds from such event (or a portion thereof) (i) within 90 days after receipt of such Net Cash Proceeds and (ii) at a time when no Event of Default has occurred and is continuing, to acquire assets to be used or useful in the business of such Obligor, then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds in respect of such event (or the portion of such Net Cash Proceeds specified in such certificate, if applicable) except to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such 90 day period, as applicable, at which time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so applied.

(iii) In the event and on each occasion of a Prepayment Event listed in clause (c) of the definition thereof, the Borrower shall, within five Business Days after the Net Cash Proceeds in respect thereof are received by the respective Obligor, prepay Term Loans in an aggregate amount equal to 100% of the amount of such proceeds, provided that, if the respective Obligor applies the proceeds from such event (or a portion thereof) (i) within 180 days after receipt of such proceeds and (ii) at a time when no Event of Default has occurred and is continuing, to repair, restore or replace the property or asset which gave rise to the Prepayment Event, then no prepayment shall be required pursuant to this paragraph in respect of the proceeds in respect of such event (or the portion of such proceeds specified in such certificate, if applicable) except to the extent of any such proceeds therefrom that have not been so applied by the end of such 180 day period, as applicable, at which time a prepayment shall be required in an amount equal to such proceeds that have not been so applied.

(iv) In the event and on each occasion of a Prepayment Event listed in clause (d) of the definition thereof, the Borrower shall, within five Business Days after the payments referred to therein are made, prepay Term Loans in an aggregate amount equal to 75% of the amount of payments made in such Prepayment Event.

(v) In the event and on each occasion of a Prepayment Event listed in clause (e) of the definition thereof, the Borrower shall, within five Business Days after the Net Cash Proceeds in respect thereof are received by the respective Obligor, prepay Term Loans in an aggregate amount equal to 100% of such Net Cash Proceeds.

(vi) Each prepayment of Term Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(vii) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant this Section 2.05(b) at least five (5) days prior to the date of such prepayment. Each such notice shall specify the date of such pre-payment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the applicable prepayment.

Section 2.06 Termination or Reduction of Commitments.

(a) The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Loans, or from time to time permanently reduce the unused Commitments of any Loans; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof. Notwithstanding the foregoing, a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(b) Mandatory. The Term Commitments shall terminate on the Term Loan Expiration Date. Notwithstanding the foregoing, in the event that if:

(i) by June 8, 2012 (the “Initial Commitment Reduction Date”), an amount equal to the sum of the aggregate principal amount of all Term Loans made on or before such date and the aggregate Available Amount of all Banker’s Guarantees issued on or before such date does not exceed 60% of the amount of Term Commitments as of the date hereof (the “First Drawdown Percentage”), then the amount of unutilized Term Commitments equal to the difference between the First Drawdown Percentage and the amount of Term Commitments outstanding on the Initial Commitment Reduction Date shall automatically terminate on the Initial Commitment Reduction Date; and

(ii) by September 8, 2012 (the “Second Commitment Reduction Date”) an amount equal to the sum of the aggregate principal amount of all Term Loans made on or before such date and the aggregate Available Amount of all Banker’s Guarantees issued on or before such date does not exceed 80% of the amount of Term Commitments as of the date hereof (the “Second Drawdown Percentage”), then the amount of unutilized Term Commitments equal to the difference between the Second Drawdown Percentage and the amount of Term Commitments outstanding on the Second Commitment Reduction Date shall automatically terminate on the Second Commitment Reduction Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the unused Commitments of any Loans under this Section 2.06. Upon any reduction of unused Commitments of any Loans, the Commitment of each Lender of such Loans shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All Commitment Fees accrued until the effective date of any termination of the Term Commitments shall be paid on the effective date of such termination.

Section 2.07 Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date for the Facility the aggregate principal amount of all of its Term Loans outstanding on such date.

Section 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), each Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Rate.

(b) The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to (x) with respect to past due principal of any Loan, the rate of interest otherwise applicable to such Loan plus 2.00% per annum and (y) with respect to any other past due amount, the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand; provided that no amount shall be payable pursuant to this Section 2.08(b) to a Term Lender that is a Defaulting Lender so long as such Term Lender shall be a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.08(b) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) The amount of interest due and payable to each Lender shall be determined by the Administrative Agent. Interest shall be paid to each Lender by the Administrative Agent, in accordance with Section 2.12.

Section 2.09 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Term Lender in accordance with its Pro Rata Share, the Commitment Fee on the actual daily amount by which the aggregate Term Commitment exceeds the aggregate Outstanding Amount of Term Loans and the aggregate Available Amount of Banker’s Guarantees; provided that any Commitment Fee accrued with respect to any of the Term Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue on any of the Term Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The Commitment Fees shall accrue at all times from the Signing Date until the Maturity Date for the Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Signing Date, and on the Maturity Date for the Facility. The Commitment Fee shall be calculated quarterly in arrears.

(b) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

Section 2.10 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Indebtedness.

(a) The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing each Lender’s participations in Banker’s Guarantees.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Section 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 3:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 3:00 p.m., New York City time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Term Loans, to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at, in the case of any such amount denominated in Dollars, the Federal Funds Effective Rate; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to, in the case of any such amount denominated in Dollars, the Federal Funds Effective Rate. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon and (y) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Loans as a result of the extension by Lenders of the Maturity Date or expiration date of some but not all Loans or Term Commitments of those Loans or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Banker’s Guarantee Issuer; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or Guarantee Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Guarantee Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans, Unpaid Sums or Banker’s Guarantees in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Banker’s Guarantees were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Unpaid Sums or Banker’s Guarantees owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Unpaid Sums or Banker’s Guarantees owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Banker’s Guarantees are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.14(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.14(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) No Defaulting Lender shall be entitled to receive any Banker’s Guarantee Commission for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(C) With respect to any Commitment Fee or Guarantee Commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Banker’s Guarantees that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Guarantee Issuer, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Banker’s Guarantee Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Banker’s Guarantees shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment). No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, and each Guarantee Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Banker’s Guarantees to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.14(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Banker’s Guarantees. So long as any Lender is a Defaulting Lender or a default of any Lender’s obligations to fund under Section 2.03(c) exists, the Banker’s Guarantee Issuer shall not be required to issue, extend, renew or increase any Banker’s Guarantee unless the Banker’s Guarantee Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Banker’s Guarantee Issuer’s risk with respect to such Lender, or the Banker’s Guarantee Issuer is otherwise satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

Section 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments by any Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding the Excluded Taxes (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower, any Guarantor or another applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower, such Guarantor or the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower, such Guarantor or the applicable withholding agent shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If the Borrower, any Guarantor or an applicable withholding agent fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any Taxes that may become payable by such Agent or such Lender arising out of such failure.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property or intangible taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, such amounts that result from an Assignment and Assumption, transfer or assignment to or designation of a new Applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested by the Borrower (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable and paid under this Section 3.01) payable by such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrower shall not be required to compensate the Agent or any Lender pursuant to this subsection 3.01(c) for any Taxes or Other Taxes that the Agent or Lender knew about more than 180 days prior to the date that the Agent or Lender notifies the Borrower, in writing, of such Taxes or Other Taxes and of the Agent’s or Lender’s intention to claim compensation thereof; provided further that if the Borrower reasonably believes that such Taxes or Other Taxes were not correctly or legally asserted, the Agent and Lender will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Agent or Lender, result in any non-reimbursable additional costs, expenses or risks or be otherwise disadvantageous to it. Such Agent or Lender, as the case may be, will, at the Borrower’s request, (A) provide the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts or (B) have the amount of such Taxes or Other Taxes verified by an independent accountant. Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor.

(d) If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund as soon as practicable after it is determined that such refund pertains to Taxes or Other Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the applicable Loan Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant Governmental Authority attributable thereto) to the applicable Loan Party, net of all reasonable out-of-pocket expenses (including taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return the amounts refunded to the applicable Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, excluding any penalties and interest resulting from an unreasonable delay on the part of the Lender or Agent to respond to the relevant Governmental Authority after receiving notice from such Governmental Authority that such refund is required to be returned) to the applicable Lender or Agent in the event such party is required to repay such refund to the relevant Governmental Authority. Such Lender or Agent, as the case may be, shall, at the applicable Loan Party’s request, provide the applicable Loan Party with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Applicable Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Loan Parties or the rights of such Lender pursuant to Section 3.01(a) or (c).

(f) Each Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to any payments under this Agreement or any other Loan Document shall (i) deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation and (ii) complete any procedural formalities, in each case, that are prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation or complete such procedural formalities.

Section 3.02 Illegality.

(a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Term Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term Loans of such Lender, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Term Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for any such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

(b) If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower to make any payment of interest with respect to any of the Term Exposure or other amount payable to the Administrative Agent or any Term Lender in an amount or calculated at a rate which would be prohibited by any Law then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by any applicable law or so result in a receipt by the Administrative Agent or such Term Lender of interest with respect to its Term Exposure at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i) first, by reducing the amount or rates of interest required to be paid to the Administrative Agent or the affected Term Lender under Section 2.08; and

(ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Administrative Agent or the affected Term Lender which would constitute interest with respect to the Term Exposure for purposes of any applicable law.

Section 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Term Loan or a continuation thereof that (a) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed Term Loan or (b) the LIBOR Rate for any requested Interest Period with respect to a proposed Term Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan or that Dollar deposits, as applicable, are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Term Loan the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, and until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice, the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of (i) the Applicable Margin; and (ii) the rate notified to the Administrative Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Term Loans.

(a) If any Lender determines that as a result of the introduction of or any Change in Law or a change in the interpretation of any Law, in each case after the Signing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan or issuing or participating in Banker’s Guarantees, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes covered by Section 3.01, (ii) the imposition of, or any change in the rate of, any taxes imposed on or measured by net income (including branch profits) and franchise (and similar) taxes imposed in lieu of net income taxes payable by such Lender, (iii) any withholding taxes imposed on amounts payable to a Lender that would not have been imposed but for such Lender’s failure to comply with Section 3.01(f) or Section 3.09, or (iv) reserve requirements contemplated by Section 3.04(c), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Signing Date, or compliance by such Lender (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Term Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Term Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Subject to Section 3.06(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b) or (c).

Section 3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i) any continuation conversion, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(ii) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term Loan made by it at the LIBOR for such Loan by a matching deposit or other borrowing in the London or European, as applicable, interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Term Loan was in fact so funded.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, Section 3.02, Section 3.03 or Section 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Term Loans from one Interest Period to another until the event or condition giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

Section 3.07 Replacement of Lenders Under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make Term Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Loans or Commitments that are the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and

(ii) deliver Notes, if any, evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

Section 3.09 Lender Representation. Each Lender party hereto hereby represents and warrants that (a) such Lender is a Mauritius resident bank or (b) such Lender does not have a place of business in Mauritius.

ARTICLE IV

Conditions Precedent

Section 4.01 Conditions of Initial Borrowing. The obligation of the Lenders or the Banker’s Guarantee Issuer, as applicable, to make the Initial Term Borrowing hereunder is subject to satisfaction of the following conditions precedent except as otherwise agreed between the Borrower and the Administrative Agent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party:

(i) executed counterparts of this Agreement from the Borrower;

(ii) a Guaranty from each Guarantor;

(iii) the Security Agreement (Mauritius), together with evidence reasonably satisfactory to the Administrative Agent that all actions have been taken to perfect the security interests taken thereunder, including evidence that the details of the Security Agreement (Mauritius) have been inscribed in the books and records of the Borrower;

(iv) the Security Agreement (Singapore), together with evidence reasonably satisfactory to the Administrative Agent that all actions have been taken to perfect the security interest taken thereunder, including evidence that all certificates, agreements, documents and instruments required by the Collateral Documents, requirements of law or reasonably requested by the Administrative Agent have been filed, delivered, registered or recorded;

(v) the Security Agreement (US), together with evidence reasonably satisfactory to the Administrative Agent that all actions have been taken to perfect the security interests taken thereunder, including evidence that all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Collateral Documents, requirements of law or reasonably requested by the Administrative Agent have been filed, delivered, registered or recorded;

(vi) the Pledge Agreement (US), together with evidence reasonably satisfactory to the Administrative Agent all actions have been taken to perfect the security interest taken thereunder, including certificates or other instruments representing all pledged Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(vii) the Pledge Agreement (Mauritius) together with evidence reasonably satisfactory to the Administrative Agent that all actions have been taken to perfect the security interest thereunder, which shall include:

(A) a duly executed transfer in guarantee in the form set out in Schedule 1 (Transfer in Guarantee) to the Pledge Agreement (Mauritius);

(B) a duly executed share transfer form in the form set out in Schedule 2 (Share Transfer Form) to the Pledge Agreement (Mauritius);

(C) a duly executed irrevocable proxy in the form set out in Schedule 3 (Irrevocable Proxy) to the Pledge Agreement (Mauritius);

(D) duly executed letters of resignation from each director of the Borrower in the form set out in Schedule 4 (Letter of Resignation) to the Pledge Agreement (Mauritius);

(E) duly executed letters of authorization from each director of the Borrower in the form set out in Schedule 5 (Letter of Authorization) to the Pledge Agreement (Mauritius); and

(F) evidence that details of the Pledge Agreement (Mauritius) have been inscribed in the books and records of the Borrower;

(viii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least five (5) Business Days in advance of the Signing Date;

(ix) such certificates (including a certificate substantially in the form of Exhibit K) of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers and/or shareholders of each Loan Party as the Administrative Agent may reasonably require evidencing (A) approval of the terms of, and transactions contemplated by, the Loan Documents and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Signing Date;

(x) a certificate from a Responsible Officer of the Borrower attesting to and attaching evidence of the receipt of all required approvals, including but not limited to those from (A) the Board of Directors of the Company, (B) shareholders of the Company, (C) the Reserve Bank of India (if applicable), (D) the Bombay Stock Exchange Limited, (E) the National Stock Exchange Limited and (F) any other entity whose approval is required in relation to the Loan Documents or the Acquisition under the Delisting Regulations;

(xi) an opinion from Kirkland & Ellis LLP, New York counsel to the Loan Parties, Reed Smith LLP, Pennsylvania counsel to the Loan Parties, AZB & Partners, Indian counsel to the Loan Parties, and Uteem Chambers, Mauritius counsel to the Administrative Agent, each in a form satisfactory to the Administrative Agent;

(xii) if applicable under the laws of the jurisdiction of incorporation or organization of the relevant Loan Party, good standing certificates or certificates of status (to the extent such concept exists in the relevant jurisdiction) from the jurisdiction of incorporation, organization or formation of each Loan Party; and

(xiii) the Escrow Account and DSRA shall have been established in a manner reasonably satisfactory to the Administrative Agent.

(b) All fees and out-of-pocket expenses required to be paid hereunder and invoiced at least 3 Business Days prior to the date of the Initial Term Borrowing shall have been paid in full or will be paid on the date of the Initial Term Borrowing.

(c) The Administrative Agent shall have received all documentation and other information about the Obligor Group as has been reasonably requested in writing at least 10 days prior to the date of the Initial Term Borrowing by the Administrative Agent that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(d) The Borrower shall have provided a report from its independent auditor of the type described in Section 6.17 detailing the amount of cash, Cash Equivalents and Marketable Securities held by the Company as of a date not more than 60 days prior to the date of the Initial Term Borrowing.

(e) The absence of any injunction or other form of temporary restraining order with respect to the Transaction or the Facility.

Section 4.02 Conditions to All Borrowings. The obligation of each Lender to honor any Request for Borrowing (other than a Committed Loan Notice requesting only a continuation of Term Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) In the case of each Borrowing after the Initial Borrowing, no Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds therefrom.

Each Request for Borrowing (other than a Committed Loan Notice requesting only a continuation of Term Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

Section 4.03 Signing Date. This Agreement shall become effective on the date (the “Signing Date”) upon which the Administrative Agent shall have received executed counterparts of this Agreement from each of the Persons listed on Schedule 1 and each of the Lenders.

Section 4.04 Conditions to Second Term Borrowing. The obligation of the Lenders or the Banker’s Guarantee Issuer, as applicable, to make the Second Term Borrowing hereunder is subject to satisfaction of the following conditions precedent except as otherwise agreed between the Borrower and the Administrative Agent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party:

(i) executed counterparts of this Agreement from the Borrower;

(ii) the New Security Agreement (Mauritius) in form and substance reasonably satisfactory to the Administrative Agent, together with evidence reasonably satisfactory to the Administrative Agent that all actions have been taken to perfect the security interests taken thereunder, including evidence that the details of the New Security Agreement (Mauritius) have been inscribed in the books and records of the Borrower;

(iii) an amendment to the Security Agreement (Singapore) in form and substance reasonably satisfactory to the Administrative Agent, together with evidence reasonably satisfactory to the Administrative Agent that all actions have been taken to perfect the security interest taken thereunder, including evidence that all certificates, agreements, documents and instruments required by the Collateral Documents, requirements of law or reasonably requested by the Administrative Agent have been filed, delivered, registered or recorded;

(iv) the New Pledge Agreement (Mauritius) in form and substance reasonably satisfactory to the Administrative Agent, together with evidence reasonably satisfactory to the Administrative Agent that all actions have been taken to perfect the security interest thereunder, which shall include:

(A) a duly executed transfer in guarantee in the form set out in Schedule 1 (Transfer in Guarantee) to the New Pledge Agreement (Mauritius);

(B) a duly executed share transfer form in the form set out in Schedule 2 (Share Transfer Form) to the New Pledge Agreement (Mauritius);

(C) a duly executed irrevocable proxy in the form set out in Schedule 3 (Irrevocable Proxy) to the New Pledge Agreement (Mauritius);

(D) duly executed letters of resignation from each director of the Borrower in the form set out in Schedule 4 (Letter of Resignation) to the New Pledge Agreement (Mauritius);

(E) duly executed letters of authorization from each director of the Borrower in the form set out in Schedule 5 (Letter of Authorization) to the New Pledge Agreement (Mauritius); and

(F) evidence that details of the New Pledge Agreement (Mauritius) have been inscribed in the books and records of the Borrower;

(v) a Note executed by the Borrower in favor of each Lender that has requested a Note in advance of the date hereof;

(vi) an opinion from Kirkland & Ellis LLP, New York counsel to the Loan Parties, Reed Smith LLP, Pennsylvania counsel to the Loan Parties, AZB & Partners, Indian counsel to the Loan Parties, and Uteem Chambers, Mauritius counsel to the Administrative Agent, each in a form satisfactory to the Administrative Agent;

(vii) a Consent and Ratification from each Guarantor;

(viii) an agreement, in form and substance reasonably satisfactory to the Administrative Agent, appointing the Process Agent as process agent for the Borrower; and

(ix) a deed of release of the shares pledged pursuant to the Pledge Agreement (Mauritius) in form and substance satisfactory to the Administrative Agent.

(b) All out-of-pocket expenses required to be paid hereunder shall have been paid in full or will be paid on the date of the Second Term Borrowing.

ARTICLE V

Representations and Warranties

Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Obligor (a) is a Person duly incorporated, organized or formed, and validly existing and, if applicable under the laws of the jurisdiction of incorporation or organization of the relevant Obligor, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, if applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (b)(i), (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) or any order, writ or decree referred to in clause (b), to the extent that such conflict, breach, contravention or payment or any order, writ or decree could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, general principles of equity and the making of registrations, filings, stampings and/or notifications of the Loan Documents as required under local law for the validity or enforceability thereof.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements fairly present in all material respects the financial condition of the Obligor Group as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise disclosed to the Administrative Agent prior to the Signing Date.

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Each Lender and the Administrative Agent hereby acknowledges and agrees that the Obligor Group may be required to restate historical financial statements as the result of the implementation of changes in GAAP or the interpretation thereof, and that such restatements will not result in a Default under the Loan Documents (including any effect on any conditions required to be satisfied on the Signing Date) to the extent that the restatements do not reveal any material omission, misstatement or other material inaccuracy in the reported information from actual results for any relevant prior period.

Section 5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against an Obligor or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 Ownership of Property; Liens. Each Obligor and each of their Subsidiaries has good and defensible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08 Environmental Compliance.

(a) There are no pending or, to the knowledge of Borrower, threatened claims, actions, suits, or proceedings by or against the Borrower or any Subsidiary alleging potential liability or responsibility for violation of, or otherwise relating to, any applicable Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Obligor or other Subsidiary, or, to its knowledge, on any property formerly owned or operated by any Obligor or other Subsidiary; (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Obligor or other Subsidiary; and (iii) Hazardous Materials have not been released, discharged or disposed of by any Obligor or any other Subsidiary at any location in a manner which would give rise to liability under applicable Environmental Laws.

(c) The properties currently or formerly owned, leased or operated by the Borrower and its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, applicable Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) The Borrower or any of its Subsidiaries are not undertaking, or have not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site or location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any applicable Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials transported from any property currently or formerly owned or operated by any Obligor or other Subsidiary for off-site disposal have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Obligor Group nor any other Subsidiary has contractually assumed any liability or obligation under or relating to any applicable Environmental Law.

(g) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Obligor Group and their Subsidiaries and their respective businesses, operations and properties are and have been in compliance with all applicable Environmental Laws.

Section 5.09 Taxes . Each Obligor has timely filed all national, provincial, state, municipal, foreign and other material tax returns and reports required to be filed, and has timely paid all federal, provincial, state, municipal, foreign and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or, except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.10 Compliance with ERISA.

(a) Except as set forth in Schedule 5.10(a) or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Obligor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Obligor nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.11 Subsidiaries; Equity Interests. As of the Signing Date, neither the Borrower nor any other Obligor has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in the Borrower and the Material Subsidiaries have been validly issued, are fully paid and nonassessable and all Equity Interests owned by the Borrower or any other Obligor are owned free and clear of all Liens except any nonconsensual Lien that is permitted under Section 7.01. As of the Signing Date, Schedule 5.11 (a) sets forth the name and jurisdiction of organization of each Subsidiary and (b) sets forth the ownership interest of the Borrower and any of their Subsidiaries in each of their Subsidiaries, including the percentage of such ownership.

Section 5.12 Margin Regulations; Investment Company Act.

(a) No Obligor is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U or Regulation X issued by the FRB.

(b) None of the Borrower or any Obligor is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.13 Disclosure.

(a) No report, financial statement, certificate or other written information furnished by or on behalf of any Obligor to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) on or before the Signing Date when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

(b) For the purposes of the Mauritius Data Protection Act of 2004, the Borrower has received the relevant consent from any relevant data subject (within the meaning of such Act) to (i) procure personal data from such data subject and (ii) to disclose the same to any Lender or any of its representatives, employees, agents, nominees, trustees, including any Affiliate.

Section 5.14 Intellectual Property; Licenses, Etc. Each Obligor owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of Borrower, without violation of the rights of any Person, except to the extent such violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no such IP Rights infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Obligor, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.15 Solvency. On the Signing Date after giving effect to the Transactions, the Obligor Group, together with its Subsidiaries, on a consolidated basis, is Solvent.

Section 5.16 Designation of Senior Debt. Each Obligor shall, and shall cause its Subsidiaries to, designate any of the Indebtedness under the Loan Documents as “Designated Senior Indebtedness” (or any similar term) under the terms of any Subordinated Indebtedness. The Indebtedness under the Loan Documents is pari passu with the Indebtedness represented by the Senior Notes.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Banker’s Guarantee is outstanding, or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall, and (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each other Obligor to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of iGate Corporation, a consolidated balance sheet of iGate Corporation and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of internationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event, within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of iGate Corporation (commencing with the first full fiscal quarter ended after the Signing Date), a consolidated balance sheet of iGate Corporation and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of iGate Corporation and its Subsidiaries in accordance with GAAP (it being agreed that the financial statements provided pursuant to this clause (b) shall not include non-cash items that are customarily accounted for on an annual basis in accordance with GAAP or any purchase accounting adjustments), subject only to normal year-end adjustments and the absence of footnotes;

(c) as soon as available, the audited financial statements of iGate Corporation for the fiscal year ending December 31, 2011; and

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of iGate Corporation and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of iGate Corporation that holds all of the Equity Interests of iGate Corporation or (B) iGate Corporation’s (or any direct or indirect parent thereof, as applicable), Form 10-K or 10-Q (or the equivalent in another jurisdiction), as applicable, filed with the SEC (or the equivalent in another jurisdiction); provided that with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of iGate Corporation, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to iGate Corporation (or such parent), on the one hand, and the information relating to the Obligor Group on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of internationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which iGate Corporation files with the SEC or with any Governmental Authority that may be substituted therefor or is the equivalent thereof in another jurisdiction (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8 or the equivalent) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by any Obligor or any Subsidiary from any Governmental Authority (other than in the ordinary course of business) that could reasonably be expected to result in a Material Adverse Effect;

(d) together with the delivery of the financial statements pursuant to Section 6.01(a) and each accompanying Compliance Certificate, (x) a list of Subsidiaries that identifies each Subsidiary as a Material Subsidiary or an Immaterial Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Signing Date or the date of the last such list and (y) such other information required by the Compliance Certificate;

(e) no later than ninety (90) days following the first day of each fiscal year of iGate Corporation, a budget for such fiscal year in form customarily prepared by iGate Corporation; and

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Obligor or Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) and (b) or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which iGate Corporation or the Company posts such documents, or provides a link thereto on iGate Corporations or the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on iGate Corporation’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding the foregoing, Borrower shall deliver originally executed Compliance Certificates to the Administrative Agent (in addition to the electronic copies pursuant to the foregoing). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto; and

(b) any litigation or governmental proceeding (including without limitation pursuant to any applicable Environmental Laws) pending against any Obligor or any Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

Section 6.04 Listing Status. iGate Corporation shall maintain its status as a company whose securities are listed and traded on the NASDAQ stock exchange.

Section 6.05 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clauses (a) and (b), (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05.

Section 6.06 Maintenance of Properties. Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

Section 6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or Similar Business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or Similar Businesses as any Obligor and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

Section 6.08 Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation Environmental Laws, ERISA and the USA PATRIOT Act), except if the failure to comply therewith could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Obligor or such Subsidiary, as the case may be.

Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give Borrower the opportunity to participate in any discussions with the Obligor Group’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Obligor Group will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 6.11 Further Assurances. The Borrower will, and will cause each other Obligor to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied. The Borrower also agrees to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 6.12 Use of Proceeds.

(a) Use the proceeds of any Borrowing, whether directly or indirectly, in a manner consistent with the uses set forth in the preliminary statements to this Agreement.

(b) The proceeds of all Borrowings shall be (i) deposited in an account of the Borrower in Mauritius identified as such in writing from time to time by the Borrower to the Administrative Agent for the transfer, within 3 Business Days of the respective deposit, to the Escrow Account, with such funds to be released pursuant to the terms of the Escrow Agreement and transferred to a special account for application to payment of the consideration for shares to be purchased pursuant to the Offer, subject to the Offer being successful pursuant to Regulation 17 of the Delisting Regulations or (ii) applied to the payment of fees and expenses related to the Transactions.

Section 6.13 Designation of Subsidiaries.

(a) Subject to Section 6.13(b) below, the Board of Directors of iGate Corporation may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the sum of (i) the net book value of the Obligor Group’s equity interest in such Subsidiary plus (ii) the excess over book value of the fair market value of any internally developed intellectual property of such Subsidiary the fair market value and the net book value of the Obligor Group’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b) The Borrower may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless:

(i)	no Default or Event of Default exists or would result therefrom; and

in the case of clause (x) only, (A) the Subsidiary to be so designated does not (directly, or indirectly through its Subsidiaries) own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, any Obligor, and (B) no Obligor shall at any time be directly or indirectly liable for any Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

Section 6.14 Mauritius Registration. The Borrower shall provide to the Administrative Agent, in form and substance reasonably satisfactory thereto, (a) within eight (8) days of the date hereof, evidence that the New Pledge Agreement (Mauritius) and New Security Agreement (Mauritius) have been registered with the Registrar General of Mauritius, (b) within eight (8) days of the date hereof, evidence that the New Security Agreement (Mauritius) has been inscribed in the registers of the Mauritius Conservator of Mortgages, which evidence shall include an original copy of the New Security Agreement (Mauritius) bearing the original stamp witnessing the inscription of the floating charge constituted by the New Security Agreement (Mauritius) in the registers of the Mauritius Conservator of Mortgages, (c) within twenty-eight (28) days of the date hereof, evidence that the particulars of the charge created over the assets of the Borrower in

Mauritius pursuant to the New Security Agreement (Mauritius) have been filed with the Registrar of Companies of Mauritius, and (d) within three (3) months of the date hereof, evidence that this Agreement has been registered with the Registrar General of Mauritius.

Section 6.15 Payment of Taxes. The Borrower will pay and discharge, and will cause each other Obligor to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Borrower or any of the Subsidiaries not otherwise permitted under this Agreement; provided that no Obligor shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or which would not reasonably be expected to constitute a Material Adverse Effect.

Section 6.16 Debt Service Reserve Account. During the DSRA Period (and solely during such period), the Borrower shall maintain the DSRA and shall deposit on the date of each Borrowing and each issuance of a Banker’s Guarantee an amount not less than the interest and fees due in respect thereof during the DSRA Period as well as all other amounts to become due under the terms of the Loan Documents during the DSRA Period; provided that unless an Event of Default of the kind set forth in Section 8.01(a), (b), (f), (g), (j), or (k) shall exist on the last day of the DSRA Period, all amounts in the DSRA on such last day shall be transferred to the Borrower as soon as practicable thereafter.

Section 6.17 Maintenance of Cash Equivalents. The Borrower shall cause the Company to retain an amount of cash, Cash Equivalents and Marketable Securities at all times in an aggregate amount at least equal to the lesser of (x) $275,000,000 and (y) 110% of the aggregate outstanding principal amount of Term Loans and the aggregate Available Amount of all outstanding Banker’s Guarantees. The Borrower shall provide to the Administrative Agent, no later than the tenth Business Day after the end of each March, June, September, and December, a report from its independent auditor as to the amount of such cash, Cash Equivalents and Marketable Securities, as of the last day of each March, June, September and December, respectively.

Section 6.18 Board/Shareholder Approvals. The Borrower shall cause the Company to obtain not less than three (3) months prior to the Maturity Date all required approvals of the board of Directors and shareholders of the Company relating to any dividend payment, share buyback, or capital reduction in respect of, or purchase of, Capital Stock of the Company (or any other contemplated action) proposed in connection with the repayment of the Term Loans and other amounts hereunder. The Borrower shall provide to the Administrative Agent, no later than the tenth Business Day after the end of each March, June, September, and December, a report from a Responsible Officer, in sufficient detail as reasonably satisfactory to the Administrative Agent as to the status of such approvals, as of the last day of each March, June, September and December, respectively.

Section 6.19 Regulatory Approvals. The Borrower shall cause the Company to obtain, not less than three (3) months prior to the Maturity Date, all required approvals of any relevant regulatory agency, creditor, or court relating to any dividend payment, share buyback or capital reduction, or purchase of, Capital Stock of the Company (or any other contemplated action) proposed in connection the repayment of the Term Loans and other amounts hereunder. The Borrower shall provide to the Administrative Agent, no later than the tenth Business Day after the end of each March, June, September, and December, (i) a report from a Responsible Officer in sufficient detail and reasonably satisfactory to the Administrative Agent as to the status of such approvals as of the last day of each March, June, September and December, respectively, and (ii) a report from its independent auditor delivered in connection with the financial statements referred to in Section 6.01(a) and (b) as to the actions of the Company to satisfy all such regulatory approvals as of the date of the respective financial statement.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Banker’s Guarantee shall be outstanding, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any other Obligor to, directly or indirectly:

Section 7.01 Liens. Create, incur, assume or permit to exist any Lien (other than Permitted Liens) upon (i) any of the property or the assets of the Borrower or (ii) the Capital Stock of the Borrower, iGate Technologies Inc., iGate Inc., iGate Holding Corporation, iGATE Global Solutions Limited or the Company.

Section 7.02 [Reserved].

Section 7.03 Indebtedness. Incur any Indebtedness (including Acquired Indebtedness); provided, however, that any Obligor may Incur Indebtedness if the Indebtedness is any of the following types:

(a)(i) Guarantee Obligations of any Obligor of Indebtedness of any Obligor so long as the Incurrence of such Indebtedness is permitted under the terms hereof or (ii) without limiting the covenants set forth in Section 7.01, Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of any Obligor so long as the Incurrence of such Indebtedness and the granting of such Liens are permitted under the terms of this Agreement;

(b) Indebtedness of any Obligor owing to and held by any other Obligor; provided, however, that (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than an Obligor; and (ii) any sale or other transfer of any such Indebtedness to a Person other than an Obligor, in each case shall be deemed to constitute an Incurrence of such Indebtedness by such Obligor;

(c) Indebtedness represented by the (i) Senior Notes, the DBS Revolver, or the Packing Credit Facility, including any Guarantee Obligations in respect thereof, and (ii) Refinancing Indebtedness in respect of the Indebtedness described in the preceding clause (i);

(d) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk (as determined in good faith by the Board of Directors or Senior Management of the Borrower);

(e) Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations, and in each case any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, does not exceed the greater of (i) $75,000,000 and (ii) 3.75% of Total Assets at the time of Incurrence;

(f) Indebtedness in respect of (i) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by any Obligor or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business, (ii) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, (iii) the financing of insurance premiums in the ordinary course of business and (iv) any customary Cash Management Services, cash pooling or netting or setting off arrangements in the ordinary course of business;

(g) Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantee Obligations in respect of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Obligor Group in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Obligor Group in connection with such disposition;

(h)(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of Incurrence; (ii) Customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business; (iii) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of any Obligor with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Obligor Group; and (iv) Indebtedness Incurred by an Obligor in connection with bankers acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(i) Unsecured Indebtedness in an aggregate outstanding principal amount which, together with any Refinancing Indebtedness in respect thereof, is not in excess of $150,000,000;

(j) Indebtedness consisting of promissory notes issued by an Obligor to any current or former employee, director or consultant of any Obligor or any of its Parents (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of iGate Corporation or any of its Parents permitted by Section 7.06; and

(k) Indebtedness of any Obligor consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business.

(l) Acquired Indebtedness if on the date of the Incurrence thereof and after giving pro forma effect thereto, in the case of Acquired Indebtedness which is not Secured Indebtedness, the Fixed Charge Coverage Ratio for the Obligor Group is less than 2.50 to 1.00, and in the case of Acquired Indebtedness which is Secured Indebtedness, the Consolidated Priority Debt Leverage Ratio for the Obligor Group is less than 1.50 to 1.00.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section, the Borrower, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in the foregoing clauses (a) through (n) or the first paragraph of this Section;

(2) all or any portion of any item of Indebtedness may later be classified as having been Incurred pursuant to any type of Indebtedness described in the first and second paragraphs of this covenant so long as such Indebtedness is permitted to be Incurred pursuant to such provision at the time of reclassification;

(3) Guarantee Obligations or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) the principal amount of any Disqualified Stock of an Obligor, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(6) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of the covenant described under this Section. The amount of any Indebtedness outstanding as of any date shall be (x) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (y) the principal amount, or liquidation preference thereof, in the case of any other Indebtedness.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Borrower as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section, the Borrower shall be in breach of the covenant contained in this Section 7.03). Notwithstanding any other provision in this Section 7.03, the maximum amount of Indebtedness that an Obligor may Incur pursuant to this Section shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing. The Borrower will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Borrower or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Loans or such Guarantor’s Guarantee Obligations to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Borrower or such Guarantor, as the case may be, provided that for purposes of this Agreement, unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured.

Section 7.04 Fundamental Changes. Consolidate with or merge with or into, or sell, convey, assign, lease, transfer or otherwise Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, unless:

(a)	With regards to the Borrower,

(i) the resulting, surviving or transferee Person (the “Successor Borrower”) will expressly assume, by an assumption agreement, executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, all the obligations of the Borrower hereunder;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Borrower or any Subsidiary of the Successor Borrower as a result of such transaction as having been Incurred by the Successor Borrower or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii) immediately after giving effect to such transaction, either (x) the Fixed Charge Coverage Ratio for the Obligor Group and such Successor Borrower would be less than 2.50 to 1.00 or (y) the Fixed Charge Coverage Ratio for the Obligor Group and such Successor Borrower would be lower than it was immediately prior to giving effect to such transaction;

(iv) the Liens of the Administrative Agent on the assets of the Borrower and in the Capital Stock of the Borrower will not be adversely affected by any such transaction; and

(v) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an opinion in form and substance reasonably satisfactory to the Administrative Agent, each to the effect that such consolidation, merger or transfer complies with this Agreement.

For purposes of this Section 7.04(a), the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

The Successor Borrower will succeed to, and be substituted for, and may exercise every right and power of, the Borrower hereunder but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under this Agreement.

Notwithstanding the foregoing clauses (ii) and (iii) (which do not apply to transactions referred to in this sentence), (a) any Restricted Subsidiary (other than the Borrower) may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary (other than the Borrower). Notwithstanding the preceding clauses (ii) and (iii) (which do not apply to the transactions referred to in this sentence), the Borrower may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Borrower, reincorporating the Borrower in another jurisdiction, or changing the legal form of the

Borrower so long as the amount of Indebtedness is not increased thereby. The foregoing provisions (other than the requirements of the foregoing clause (ii)) shall not apply to the formation or organization of a new Subsidiary as a Restricted Subsidiary.

(b)	With regards to the Guarantors,

(i) the other Person is the Borrower or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(ii) (x) either (1) a Guarantor is the continuing Person or (2) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor hereunder; and (y) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(iii) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Borrower or a Restricted Subsidiary) otherwise permitted by this Agreement.

Section	7.05 Dispositions. Make any Disposition unless:

(a) the Obligor receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Disposition), in each case, as determined in good faith by the Board of Directors of the Borrower, of the shares and assets subject to such Disposition (including, for the avoidance of doubt, if such Disposition is a Permitted Asset Swap);

(b) in any such Disposition, or series of related Dispositions (except to the extent the Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Obligor is in the form of cash or Cash Equivalents;

(c) an amount equal to 100% of the Net Available Cash from such Disposition is applied by the Obligor to prepay Indebtedness in accordance with Section 2.05(b)(ii); and

(d) with respect to any Disposition of property or assets from an Obligor to a Non-Guarantor, the amount received in respect of such Disposition is equal to the fair market value on the date of the Disposition of the assets or property to such Non-Guarantor.

For the purposes of Section 7.05(b), the following will be deemed to be cash: (1) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of an Obligor (other than Subordinated Indebtedness of the Borrower or a Guarantor) and the release of such Obligor from all liability on such Indebtedness or other liability in connection with such Disposition; (2) securities, notes or other obligations received by the Obligor from the transferee that are converted by such Obligor into cash or Cash Equivalents within 180 days following the closing of such Disposition; (3) Indebtedness (other than Subordinated Indebtedness) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee Obligations in respect of payment of such Indebtedness in connection with such Disposition; (4) consideration consisting of Indebtedness of the Borrower (other than Subordinated Indebtedness) received after the Signing Date from Persons who are not an Obligor; and (5) any Designated Non-Cash Consideration received by an Obligor in such Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of $25,000,000 and 1.25% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

For the avoidance of doubt, no Obligor shall be permitted to purchase any Senior Notes pursuant to this Section 7.05.

Notwithstanding anything to the contrary in this Agreement, in no event shall the Borrower issue or sell, or permit any other Obligor to issue or sell, any Capital Stock of iGate Technologies Inc., iGate Inc., iGate Holding Corporation, iGATE Global Solutions Limited, the Borrower or any of its Subsidiaries to any Person other than to an Obligor.

Section 7.06 Restricted Payments. (a) Declare or pay any dividend or make any distribution on or in respect of any Obligor’s Capital Stock (including any payment in connection with any merger or consolidation involving an Obligor) except (i) dividends or distributions payable in Capital Stock of iGate Corporation (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of iGate Corporation and (ii) dividends or distributions payable to an Obligor (and, in the case of any Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than an Obligor on no more than a pro rata basis); (b) purchase, redeem, retire or otherwise acquire for value any Capital Stock of iGate Corporation or any Parent of iGate Corporation held by Persons other than an Obligor; (c) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (x) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement or in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (y) any Indebtedness Incurred pursuant to Section 7.03(b)); (d) make any Restricted Investment; (e) permit the Company to pay any dividends other than dividends to all holders of its Capital Stock in the ordinary course of business; or (f) make any optional prepayment or redemption of Indebtedness Incurred pursuant to Section 7.03(l) (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement, prepayment or Restricted Investment referred to in clauses (a) through (f) are referred to herein as a “Restricted Payment”).

Notwithstanding anything contained herein to the contrary, the foregoing provisions will not prohibit any Permitted Payments. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by an Obligor, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Board of Directors of the Borrower acting in good faith.

Section 7.07 Transactions with Affiliates. Enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) involving aggregate value in excess of $10,000,000 unless:

(a) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Obligor than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(b) in the event such Affiliate Transaction involves an aggregate value in excess of $25,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 7.07(b) if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any. The provisions of this Section 7.07 shall not apply to:

(1) any Restricted Payment permitted to be made pursuant to Section 7.06 or any Permitted Investment (other than clauses (1)(b) and (2) of the definition thereof);

(2) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of an Obligor or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Borrower, in each case in the ordinary course of business;

(3) any Management Advances and any waiver or transaction with respect thereto;

(4) any transaction between or among the Obligor Group;

(5) the entry into and performance of obligations of any Obligor under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Signing Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section or to the extent not more disadvantageous to the Lenders in any material respect;

(6) any customary transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing;

(7) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the relevant Obligor in the reasonable determination of the Board of Directors or the senior management of the relevant Obligor, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(8) any transaction between or among the Obligor Group and any Affiliate of the Obligor Group or an Associate or similar entity that would constitute an Affiliate Transaction solely because the Obligor owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity; provided that such transaction would not otherwise be prohibited by this Agreement;

(9) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of an Obligor or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Obligor (other than Disqualified Stock, Designated Preferred Stock or Excluded Contributions);

(10) without duplication in respect of payments made pursuant to clause (11) of this Section, (a) payments by an Obligor to any Permitted Holder (whether directly or indirectly) of annual customary management, consulting, monitoring or advisory fees and related expenses and (b) customary payments by an Obligor to any Permitted Holder (whether directly or indirectly) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors in good faith; provided, however, that such payments, pursuant to this clause (10) do not exceed $2,500,000 per calendar year;

(11) payment to any Permitted Holder of all reasonable out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in an Obligor;

(12) the Transactions and the payment of all fees and expenses related to the Transactions;

(13) transactions in which an Obligor delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Obligor from a financial point of view or meets the requirements of Section 7.07(a);

(14) the existence of, or the performance by an Obligor of its obligations under the terms of, any equity holders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Signing Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by an Obligor of its obligations under any future amendment to the equity holders’ agreement or under any similar agreement entered into after the Signing Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders in any material respects; and

(15) any purchases by any Obligor Group’s Affiliates of Indebtedness or Disqualified Stock of an Obligor the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Obligor Group’s Affiliates; provided that such purchases by the Obligor Group’s Affiliates are on the same terms as such purchases by such Persons who are not the Obligor Group’s Affiliates.

Section 7.08 Limitation on Restrictions on Distributions from Restricted Subsidiaries. Create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to an Obligor; (b) make any loans or advances to an Obligor; or (c) sell, lease or transfer any of its property or assets to an Obligor; provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to an Obligor to other Indebtedness Incurred by an Obligor shall not be deemed to constitute such an encumbrance or restriction.

Notwithstanding anything contained herein, the following shall not be prohibited by this Section 7.08:

(1) any encumbrance or restriction pursuant to (a) any Credit Facility or the documents governing the Senior Notes or (b) any other agreement or instrument, in each case, in effect at or entered into on the Signing Date;

(2) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into an Obligor, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by an Obligor in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Subsidiary or was acquired by an Obligor or was merged, consolidated or otherwise combined with or into an Obligor or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause, if another Person is the Successor Borrower, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by an Obligor when such Person becomes the Successor Borrower;

(3) any encumbrance or restriction (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract; (b) contained in mortgages, pledges, charges or other security agreements permitted under this Agreement or securing Indebtedness of an Obligor permitted under this Agreement to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, pledges, charges or other security agreements; or (c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of an Obligor;

(4) any encumbrance or restriction pursuant to Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions on the property so acquired or any encumbrance;

(5) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(6) customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments entered into in the ordinary course of business;

(7) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(8) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(9) any encumbrance or restriction pursuant to Hedging Obligations;

(10) restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Borrower, are necessary or advisable to effect such Securitization Facility and that apply to such Securitization Subsidiary;

(11) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Signing Date pursuant to Section 7.03 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than (a) the encumbrances and restrictions contained in this

Agreement, together with the security documents associated therewith as in effect on the Signing Date or (b) in comparable financings (as determined in good faith by the Borrower) and where, in the case of clause (b), either (i) the Borrower determines at the time of issuance of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, the Borrower’s ability to make principal or interest payments on the Indebtedness, including the Senior Notes, or (ii) such encumbrance or restriction applies only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(12) any encumbrance or restriction existing by reason of any Lien permitted under Section 7.01; or

(13) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) or (2) of this paragraph or this clause (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) or (2) of this paragraph or this clause (13); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Lenders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Borrower).

ARTICLE VIII

Events of Default and Remedies

Section 8.01 Events of Default. Any of the following events referred to in any of clauses (a) through (m) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Obligor fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within three (3) Business Days (to the extent such delay arises from a technical or administrative problem) after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower, the Company or any Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.01 through Section 6.05, Section 6.07, Section 6.12(b), Section 6.16 through Section 6.19 or Article VII (other than Section 7.07); or

(c) Other Defaults. The Company or any Obligor fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Obligor herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Obligor (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events, pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Obligor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, compulsory manager or similar officer in any jurisdiction for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, compulsory manager or similar officer in any jurisdiction is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Obligor becomes unable to, admits in writing its inability to or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property, taken as a whole, of the Obligor Group and such judgment or order shall not have been satisfied, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Obligor a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Obligor or ERISA Affiliate under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) any Obligor or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (iii) any Obligor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Obligor Group and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or (iv) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Liens. Any Lien purported to be created under any Collateral Document shall cease to be a valid and perfected Lien on any Collateral with a fair market value of more than $25,000,000 with the priority required by the applicable Collateral Document, or any Lien purported to be created under any Collateral Document shall be asserted by any Loan Party not to be a valid and perfected Lien on any Collateral with the priority required by the applicable Collateral Document, except (i) as a result of the release of a Loan Party or the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates or other instruments delivered to it under the Collateral Documents; or

(k) Change of Control. There occurs any Change of Control.

Section 8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Section 8.01(f) or (g) with respect to the Borrower, the obligation of each Lender to make Loans shall automatically terminate, the obligation of the Banker’s Guarantee Issuer to issue or amend Bankers Guarantees shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts hereunder shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Obligor shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstances referred to in any such clause unless the Billings of such Immaterial Subsidiary together with the Billings of all other Immaterial Subsidiaries affected by such event or circumstance referred to in such clause, shall exceed 5% of the aggregate Billings for the most recently completed Test Period of the Obligor Group.

Section 8.04 Application of Funds. If the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 8.02, including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal, or face amounts of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Obligor Group that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

Administrative Agent and Other Agents

Section 9.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent”, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X as if set forth in full herein with respect thereto.

Section 9.02 Delegation of Duties. The Agents may execute any of its duties under this Agreement or any other Loan Document by or through Affiliates, agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Agents, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. The Agents shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.03 Liability of Agents. No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan

Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Signing Date specifying its objection thereto.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07 Indemnification of Agents and Expense Reimbursement. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08 Agents in Their Individual Capacities. DBS and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though DBS were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, DBS or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, DBS shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent.

Section 9.09 Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which appointment of a successor agent shall require the consent of Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the Signing Date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Collateral and Guaranty Matters. Each of the Lenders agrees:

(a) That any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Banker’s Guarantees, (ii) that is sold or to be sold (or otherwise transferred or disposed of) as part of or in connection with any sale (or other transfer or disposition) permitted hereunder or under any other Loan Document, (iii) if approved, authorized or ratified in writing in accordance with Section 10.01 or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (b) or (c) below;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be an Obligor as a result of a transaction permitted hereunder

(c) if any Guarantor shall cease to be a Material Subsidiary (as certified in writing by a Responsible Officer), such (i) Guarantor shall be automatically released from its obligations under any Guaranty and (ii) any Liens granted by such Guarantor or Liens on the Equity Interests of such Guarantor shall be automatically released.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it.

Section 9.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.14 Withholding Tax.

(a) To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equal to any applicable withholding tax. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties, additions to tax or interest thereto, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(b) Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Facility and the repayment, satisfaction or discharge of all Obligations. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.

ARTICLE X

Miscellaneous

Section 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08 without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or Banker’s Guarantee (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders” or “Pro Rata Share” or Section 2.06(c) or Section 8.04 without the written consent of each Lender affected thereby; or

(e) release all or substantially all of the value of the Guarantees or any material amount of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; provided that any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (e) to the extent such transaction does not result in the release of all or substantially all of the Guarantee or any material portion of the Collateral, respectively;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document and (ii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, any guarantees, and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(d) Notice to Other Loan Parties. The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of Shearman & Sterling llp and one local and foreign counsel in each relevant jurisdiction (to the extent consented to by the Borrower (such consent not to be unreasonably withheld or delayed)), and (b) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all costs and expenses incurred in connection with any workout or restructuring in respect of the Loans, all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of a single lead counsel to the Administrative Agent and one local counsel in each relevant jurisdiction). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, advisors, agents and other representatives of the foregoing (collectively the “Indemnitees”) from and against any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable Attorney Costs of one counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)) of any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan, Banker’s Guarantee or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates, controlling persons, directors, officers, employees, agents, advisors, or members of any of the foregoing, (y) a material breach of the Loan Documents by such Indemnitee or of any of its Affiliates, controlling persons, directors, officers, employees, agents, advisors, or members of any of the foregoing, or (z) disputes between and among Indemnitees. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Signing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, partners, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 7.04), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or transfer any of its rights or obligations hereunder except to an Eligible Assignee. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent, and upon notice to the Borrower. Assignments shall be subject to the following additional conditions:

(i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be an integral multiple of $2,500,000 unless the Borrower and the Administrative Agent otherwise consent or, if less, all of such Lender’s remaining Loans and Commitments, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(ii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption; and

(iii) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(f).

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500 (which may be waived by the Administrative Agent in its sole discretion), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effectiveness of such assignment). Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e). For greater certainty, any assignment by a Lender pursuant to this Section 10.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligations.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (d) or (e) that directly and adversely affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 (subject to the requirements of Section 3.01(e) and Section 3.01(f)), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to a greater payment results from a Change in Law after the sale of the participation takes place or the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) The Borrower shall cause any Loans assigned to it pursuant to this Agreement to be cancelled to the extent permitted by applicable law and not giving rise to adverse tax consequences the Borrower or the Subsidiaries. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower shall not have any rights to receive information required to be delivered to the Lenders hereunder (including rights to participate in calls or meetings with other Lenders), other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II.

Section 10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g) or Section 10.07(i), Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Borrowings. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to the Borrower or any of their subsidiaries or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default and upon the consent of the Administrative Agent (not to be unreasonably limited or delayed), each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations then due and owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

Section 10.10 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.11 Integration. This Agreement, together with the other Loan Documents and the Fee Letter, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14 GOVERNING LAW.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 10.15 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.16 Service of Process. The Borrower hereby irrevocably appoints iGate Technologies Inc. (the “Process Agent”), with an office on the date hereof at 6528 Kaiser Drive, Fremont, California, 94555, as its agent to receive on behalf of the Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding, and hereby agrees that it will not terminate such appointment of the Process Agent prior to September 8, 2014. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified on Schedule 10.02.

Section 10.17 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.19 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.20 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PAN-ASIA iGATE SOLUTIONS, as Borrower

By:	/s/ Abdool Fareed Soreefan
Name: Abdool Fareed Soreefan
Title: Director

By:	/s/ Mukund Srinath
Name: Mukund Srinath
Title:

[Signature Page to Pan-Asia iGate Credit Agreement]

DBS BANK LTD., SINGAPORE, as Administrative Agent

By:	/s/ Probal Banerjee
Name: Probal Banerjee
Title: Senior Vice President, Institutional Banking Group

[Signature Page to iGate Credit Agreement]